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Freeport-McMoRan Copper & Gold Inc.
Reports Fourth-Quarter and Year Ended December 31, 2013 Results

▪
Net income attributable to common stock for fourth-quarter 2013 totaled $707 million, $0.68 per share, compared with net income of $743 million, $0.78 per share, for fourth-quarter 2012. Net income attributable to common stock for the year 2013 totaled $2.7 billion, $2.64 per share, compared with $3.0 billion, $3.19 per share, for the year 2012.

▪
Consolidated sales for fourth-quarter 2013 totaled 1.14 billion pounds of copper, 512 thousand ounces of gold, 22 million pounds of molybdenum and 16.6 million barrels of oil equivalents (MMBOE), compared with 972 million pounds of copper, 254 thousand ounces of gold and 21 million pounds of molybdenum for fourth-quarter 2012. Consolidated sales for the year 2013 totaled 4.1 billion pounds of copper, 1.2 million ounces of gold, 93 million pounds of molybdenum, and 38.1 MMBOE (for the seven-month period from June 1, 2013, to December 31, 2013), compared with 3.65 billion pounds of copper, 1.0 million ounces of gold and 83 million pounds of molybdenum for the year 2012.

▪
Consolidated sales for the year 2014 are expected to approximate 4.4 billion pounds of copper, 1.7 million ounces of gold, 95 million pounds of molybdenum and 60.7 MMBOE, including 1.0 billion pounds of copper, 325 thousand ounces of gold, 25 million pounds of molybdenum and 15.3 MMBOE for first-quarter 2014.

▪
Average realized prices for fourth-quarter 2013 were $3.31 per pound for copper (compared with $3.60 per pound in fourth-quarter 2012), $1,220 per ounce for gold (compared with $1,681 per ounce in fourth-quarter 2012) and $92.68 per barrel for oil (excluding impacts of unrealized losses on oil and gas derivative contracts).

▪
Operating cash flows totaled $2.3 billion for fourth-quarter 2013 and $6.1 billion (net of $436 million in working capital uses and changes in other tax payments) for the year 2013, compared with $1.3 billion for fourth-quarter 2012 and $3.8 billion (net of $1.4 billion in working capital uses and changes in other tax payments) for the year 2012. Based on current sales volume and cost estimates and assuming average prices of $3.25 per pound for copper, $1,200 per ounce for gold, $9.50 per pound for molybdenum and $105 per barrel for Brent crude oil, operating cash flows are estimated to approximate $9 billion for the year 2014 (including $0.8 billion of working capital sources and changes in other tax payments).

▪
Capital expenditures totaled $1.7 billion for fourth-quarter 2013 and $5.3 billion for the year 2013, reflecting $2.3 billion for major projects at mining operations and $1.45 billion for oil and gas operations (for the seven-month period from June 1, 2013, to December 31, 2013). Capital expenditures are expected to approximate $7 billion for the year 2014, including $3 billion for major projects at mining operations and $3 billion for oil and gas operations.

▪
At December 31, 2013, consolidated cash totaled $2.0 billion and consolidated debt totaled $20.7 billion. During 2013, FCX paid $2.3 billion in common stock dividends, including $1.0 billion for a supplemental dividend of $1 per share paid on July 1, 2013.

Freeport-McMoRan Copper & Gold                             1

PHOENIX, AZ, January 22, 2014 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported net income attributable to common stock of $707 million, $0.68 per share for fourth-quarter 2013 and $2.7 billion, $2.64 per share, for the year 2013, compared with $743 million, $0.78 per share, for fourth-quarter 2012 and $3.0 billion, $3.19 per share, for the year 2012. FCX’s net income attributable to common stock for fourth-quarter 2013 included net charges of $166 million ($0.16 per share), comprised of $73 million ($0.07 per share) for unrealized losses on oil and gas derivative contracts and other items described in the summary financial data below.

James R. Moffett, Chairman of the Board; Richard C. Adkerson, Vice Chairman, and FCX President and Chief Executive Officer; and James C. Flores, Vice Chairman, and FM O&G President and Chief Executive Officer, said, "Our fourth-quarter results reflect strong operating performance in our global mining and oil and gas businesses.  As we enter 2014, we are positive about our large and diverse portfolio of assets and resources, which provide attractive near-term and longer term growth opportunities.  We remain focused on building value for shareholders through strong operations, investing prudently in our financially attractive projects, achievement of our debt reduction initiatives and providing cash returns to shareholders."

SUMMARY FINANCIAL DATA

	Three Months Ended				Years Ended
	December 31,				December 31,
	2013		2012		2013	[a]	2012
	(in millions, except per share amounts)
Revenues[b]	$5,885	[c]	$4,513		$20,921	[c]	$18,010
Operating income	$1,650	[c,d,e,f]	$1,358	[e,f,g,h]	$5,351	[c,d,e,f,g]	$5,814	[e,f,g,h]
Net income attributable to common stock[i]	$707	[c,d,e,f,j]	$743	[e,f,g,h]	$2,658	[c,d,e,f,g,j,k]	$3,041	[e,f,g,h,k,l]
Diluted net income per share of common stock	$0.68	[c,d,e,f,j]	$0.78	[e,f,g,h]	$2.64	[c,d,e,f,g,j,k]	$3.19	[e,f,g,h,k,l]
Diluted weighted-average common shares outstanding	1,044		954		1,006		954
Operating cash flows[m]	$2,337		$1,265		$6,080		$3,774
Capital expenditures	$1,663		$976		$5,286		$3,494
At December 31:
Cash and cash equivalents	$1,985		$3,705		$1,985		$3,705
Total debt, including current portion	$20,706		$3,527		$20,706		$3,527

a.	Includes the results of Freeport-McMoRan Oil & Gas (FM O&G) beginning June 1, 2013.

b.
Revenues include adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods. For further discussion, refer to the supplemental schedule, "Derivative Instruments" on page IX, which is available on FCX's website, "www.fcx.com."

c.
Revenues include charges for unrealized losses on oil and gas derivative contracts totaling $118 million ($73 million to net income attributable to common stock or $0.07 per share) in fourth-quarter 2013 and $312 million ($194 million to net income attributable to common stock or $0.19 per share) for the year 2013 (reflecting the seven-month period from June 1, 2013, to December 31, 2013). For further discussion, refer to the supplemental schedule, "Derivative Instruments" on page IX, which is available on FCX's website, "www.fcx.com."

d.
The 2013 periods include charges of (i) $76 million ($49 million to net income attributable to common stock or $0.05 per share) associated with updated mine plans at Morenci that resulted in a loss in recoverable copper in leach stockpiles and (ii) $37 million ($23 million to net income attributable to common stock or $0.02 per share) for restructuring an executive employment arrangement.

e.
Includes charges associated with new labor agreements totaling $36 million ($13 million to net income attributable to common stock or $0.01 per share) at Cerro Verde for the 2013 periods and $16 million ($8 million to net income attributable to common stock or $0.01 per share) at Candelaria for the 2012 periods.

f.
Includes net charges (credits) for adjustments to environmental obligations and related litigation reserves totaling $33 million ($24 million to net income attributable to common stock or $0.02 per share) in fourth-quarter 2013, $(42) million ($(24) million to net income attributable to common stock or $(0.03) per share) in fourth-quarter 2012, $19 million ($17 million to net income attributable to common stock or $0.02 per share) for the year 2013 and $(62) million ($(40) million to net income attributable to common stock or $(0.04) per share) for the year 2012.

Freeport-McMoRan Copper & Gold                             2

g.
Includes transaction and related costs principally associated with the oil and gas acquisitions totaling $80 million ($50 million to net income attributable to common stock or $0.05 per share) for the year 2013 and $9 million ($7 million to net income attributable to common stock or $0.01 per share) for the fourth-quarter and year 2012.

h.
The 2012 periods include a gain of $59 million ($31 million to net income attributable to common stock or $0.03 per share) for the settlement of the insurance claim for business interruption and property damage relating to the 2011 incidents affecting PT Freeport Indonesia's concentrate pipelines.

i.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Refer to the "Consolidated Statements of Income" on page V for a summary of net impacts from changes in these deferrals.

j.
Includes gains associated with FCX's oil and gas acquisitions, including (i) $16 million to net income attributable to common stock ($0.01 per share) in fourth-quarter 2013 and $199 million to net income attributable to common stock ($0.20 per share) for the year 2013 associated with net reductions in FCX's deferred tax liabilities and deferred tax asset valuation allowances, and (ii) $128 million to net income attributable to common stock ($0.13 per share) for the year 2013 primarily related to FCX's preferred stock investment in and the subsequent acquisition of McMoRan Exploration Co. (MMR).

k.
Includes net losses on early extinguishment of debt totaling $28 million to net income attributable to common stock ($0.03 per share) for the year 2013 primarily related to the termination of the acquisition bridge loan facilities, partly offset by a net gain for the redemption of MMR's 11.875% senior notes, and $149 million to net income attributable to common stock ($0.16 per share) for the year 2012 associated with the redemption of FCX's remaining 8.375% senior notes.

l.	The year 2012 includes a net credit of $98 million, net of noncontrolling interests, ($0.11 per share) associated with adjustments to Cerro Verde's deferred income taxes.

m.
Includes net working capital sources (uses) and changes in other tax payments of $53 million for fourth-quarter 2013, $122 million for fourth-quarter 2012, $(436) million for the year 2013 and $(1.4) billion for the year 2012.

For FCX's segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page X, which are available on FCX's website, "www.fcx.com."

SUMMARY OPERATING DATA

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	[a]	2012
Copper (millions of recoverable pounds)
Production	1,179	1,005	4,131		3,663
Sales, excluding purchases	1,140	972	4,086		3,648
Average realized price per pound	$3.31	$3.60	$3.30		$3.60
Site production and delivery costs per pound[b]	$1.68	$2.01	$1.88		$2.00
Unit net cash costs per pound[b]	$1.16	$1.54	$1.49		$1.48
Gold (thousands of recoverable ounces)
Production	537	251	1,250		958
Sales, excluding purchases	512	254	1,204		1,010
Average realized price per ounce	$1,220	$1,681	$1,315		$1,665
Molybdenum (millions of recoverable pounds)
Production	23	24	94		85
Sales, excluding purchases	22	21	93		83
Average realized price per pound	$11.00	$12.62	$11.85		$14.26
Oil Equivalents
Sales volumes:
MMBOE	16.6		38.1
MBOE per day	181		178
Cash operating margin per BOE[c]:
Realized revenues	$73.58		$76.87
Less: Cash production costs	17.63		17.14
Cash operating margin	$55.95		$59.73

a.	Reflects the operating results of FM O&G beginning June 1, 2013.

Freeport-McMoRan Copper & Gold                             3

b.
Reflects per pound weighted-average site production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, excluding net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XIII, which is available on FCX's website, "www.fcx.com."

c.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude unrealized gains (losses) on derivative contracts and cash production costs exclude accretion and other costs. For reconciliations of realized revenues and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs” beginning on page XIII, which is available on FCX's website, “www.fcx.com.”

Consolidated Sales Volumes
Fourth-quarter 2013 consolidated copper sales of 1.14 billion pounds were higher than fourth-quarter 2012 sales of 972 million pounds reflecting improved volumes throughout FCX's global mining operations. Higher fourth-quarter 2013 sales, compared to the October 2013 estimate of 1.1 billion pounds, primarily reflected higher volumes from South America and Indonesia. Fourth-quarter 2013 consolidated gold sales of 512 thousand ounces were higher than fourth-quarter 2012 sales of 254 thousand ounces and the October 2013 estimate of 390 thousand ounces reflecting higher ore grades and improved operating performance in Indonesia. Fourth-quarter 2013 consolidated molybdenum sales of 22 million pounds were higher than fourth-quarter 2012 sales of 21 million pounds and the October 2013 estimate of 21 million pounds.
Fourth-quarter 2013 sales from oil and gas operations of 16.6 MMBOE, including 11.7 million barrels (MMBbls) of crude oil, 22.9 billion cubic feet (Bcf) of natural gas and 1.1 MMBbls of natural gas liquids (NGLs), were higher than the October 2013 estimate of 16 MMBOE primarily reflecting higher Eagle Ford production.
Consolidated sales for the year 2014 are expected to approximate 4.4 billion pounds of copper, 1.7 million ounces of gold, 95 million pounds of molybdenum and 60.7 MMBOE, including 1.0 billion pounds of copper, 325 thousand ounces of gold, 25 million pounds of molybdenum and 15.3 MMBOE in first-quarter 2014.
In January 2014, the Indonesian government published regulations regarding exports of minerals, including copper concentrates. The regulations provide that holders of contracts of work with existing processing facilities in Indonesia may continue to export product through January 12, 2017, but establish new requirements, including new export duties, for the continued export of copper concentrates. The regulations conflict with PT Freeport Indonesia's (PT-FI) Contract of Work (COW) and PT-FI is working with the Indonesian government to clarify the situation and to defend its rights under the COW. Refer to Indonesia Mining beginning on page 7 for further discussion.
FCX’s 2014 copper and gold sales estimates presented above assume no changes to PT-FI’s planned 2014 concentrate shipments. As a result of the delay in obtaining administrative approvals for 2014 exports, associated with the new regulations, PT-FI is implementing near-term changes to its operations to coordinate its concentrate production with PT Smelting's operating plans. These changes will result in the deferral of an estimated 40 million pounds of copper and 80 thousand ounces of gold per month pending resolution of these matters. FCX will update its 2014 outlook as export approvals are obtained.
Consolidated Unit Costs
Mining Unit Net Cash Costs. Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.16 per pound of copper in fourth-quarter 2013 were significantly lower than unit net cash costs of $1.54 per pound in fourth-quarter 2012 and the previous estimate of $1.46 per pound primarily reflecting higher copper and gold sales volumes and ongoing cost control efforts. For the year 2013, consolidated unit net cash costs (net of by-product credits) averaged $1.49 per pound of copper compared with the year 2012 average of $1.48 per pound.
Assuming average prices of $1,200 per ounce of gold and $9.50 per pound of molybdenum and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mining operations are expected to average $1.45 per pound of copper for the year 2014. Quarterly unit net cash costs vary with fluctuations in sales volumes and average realized prices (primarily gold and molybdenum prices). Unit net cash costs are expected to decline in 2014, compared to the 2013 average, as FCX gains access to higher grade ore in Indonesia. The impact of price changes on 2014 consolidated unit net cash costs would approximate $0.02 per pound for each $50 per ounce change in the average price of gold and $0.02 per pound for each $2 per pound change in the average price of molybdenum.

Freeport-McMoRan Copper & Gold                             4

Oil and Gas Cash Production Costs per BOE. Cash production costs for oil and gas operations were $17.63 per BOE in fourth-quarter 2013 and $17.14 per BOE for the seven month period in 2013 following the acquisition date. Based on current sales volume and cost estimates, cash production costs per BOE are expected to approximate $20 per BOE for the year 2014.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method. In addition to copper, the Sierrita, Bagdad, Morenci and Chino mines also produce molybdenum concentrates.
Operating and Development Activities. FCX has increased production from its North America copper mines in recent years and continues to evaluate a number of opportunities to invest in additional production capacity following positive exploration results. Future investments will be undertaken based on the results of economic and technical feasibility studies and market conditions.
At Morenci, FCX is expanding mining and milling capacity to process additional sulfide ores identified through exploratory drilling. The project is targeting incremental annual production of approximately 225 million pounds of copper in 2014 (an approximate 40 percent increase from 2013) through an increase in milling rates from 50,000 metric tons of ore per day to approximately 115,000 metric tons of ore per day. At full rates, Morenci's copper production is expected to approach 1 billion pounds in 2015 compared with 564 million pounds in 2013. Construction is more than 60 percent complete and the project is on track for completion in the first half of 2014. At December 31, 2013, approximately $1.0 billion had been incurred for this project, with approximately $0.6 billion remaining to be incurred.
Operating Data. Following is summary consolidated operating data for the North America copper mines for the fourth quarters and years ended 2013 and 2012:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Copper (millions of recoverable pounds)
Production	385	358	1,431	1,363
Sales, excluding purchases	334	321	1,422	1,351
Average realized price per pound	$3.31	$3.63	$3.36	$3.64

Molybdenum (millions of recoverable pounds)
Production[a]	6	9	32	36

Unit net cash costs per pound of copper[b]:
Site production and delivery, excluding adjustments	$1.89	$2.00	$2.00	$1.91
By-product credits	(0.20)	(0.35)	(0.24)	(0.36)
Treatment charges	0.13	0.13	0.11	0.12
Unit net cash costs	$1.82	$1.78	$1.87	$1.67

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XIII, which is available on FCX's website, "www.fcx.com."

North America's consolidated copper sales volumes of 334 million pounds in fourth-quarter 2013 were higher than fourth-quarter 2012 sales of 321 million pounds primarily reflecting higher ore grades and recovery rates. Sales from the North America copper mines are expected to approximate 1.73 billion pounds of copper for the year 2014, compared with 1.42 billion pounds of copper in 2013, primarily reflecting higher production from Morenci following the completion of the mill expansion project.

Freeport-McMoRan Copper & Gold                             5

Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.82 per pound of copper in fourth-quarter 2013 were higher than unit net cash costs of $1.78 per pound in fourth-quarter 2012, primarily reflecting lower molybdenum credits, partly offset by higher copper sales volumes. Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.76 per pound of copper for the year 2014, based on current sales volume and cost estimates and assuming an average molybdenum price of $9.50 per pound. North America's average unit net cash costs for 2014 would change by approximately $0.04 per pound for each $2 per pound change in the average price of molybdenum.

South America Mining. FCX operates four copper mines in South America - Cerro Verde in Peru and El Abra, Candelaria and Ojos del Salado in Chile. FCX owns a 53.56 percent interest in Cerro Verde, a 51 percent interest in El Abra, and an 80 percent interest in the Candelaria and Ojos del Salado mining complex. All operations in South America are consolidated in FCX's financial statements. In addition to copper, the Candelaria and Ojos del Salado mines produce gold and silver, and the Cerro Verde mine produces molybdenum concentrates.
Development Activities. Construction activities associated with a large-scale expansion at Cerro Verde are in progress. Engineering is more than 90 percent complete and construction progress is advancing on schedule. The project will expand the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day and provide incremental annual production of approximately 600 million pounds of copper and 15 million pounds of molybdenum beginning in 2016. At December 31, 2013, approximately $1.5 billion had been incurred for this project, with approximately $3.1 billion remaining to be incurred.
FCX continues to evaluate a potential large-scale milling operation at El Abra to process additional sulfide material and to achieve higher recoveries. Exploration results in recent years at El Abra indicate a significant sulfide resource, which could potentially support a major mill project. Future investments will be dependent on technical studies, economic factors and global copper market conditions.
Operating Data. Following is summary consolidated operating data for the South America mining operations for the fourth quarters and years ended 2013 and 2012:

	Three Months Ended				Years Ended
	December 31,				December 31,
	2013		2012		2013		2012
Copper (millions of recoverable pounds)
Production	379		349		1,323		1,257
Sales	402		350		1,325		1,245
Average realized price per pound	$3.32		$3.60		$3.30		$3.58

Gold (thousands of recoverable ounces)
Production	31		26		101		83
Sales	34		26		102		82
Average realized price per ounce	$1,238		$1,686		$1,350		$1,673

Molybdenum (millions of recoverable pounds)
Production[a]	5		2		13		8

Unit net cash costs per pound of copper[b]:
Site production and delivery, excluding adjustments	$1.42	[c]	$1.67	[c]	$1.53	[c]	$1.60	[c]
By-product credits	(0.30)		(0.29)		(0.27)		(0.26)
Treatment charges	0.18		0.16		0.17		0.16
Unit net cash costs	$1.30		$1.54		$1.43		$1.50

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XIII, which is available on FCX's website, "www.fcx.com."

Freeport-McMoRan Copper & Gold                             6

c.
The 2013 periods includes charges of $36 million ($0.09 per pound of copper for fourth-quarter and $0.03 per pound for the year) associated with new labor agreements at Cerro Verde, and the 2012 periods includes charges of $16 million ($0.04 per pound of copper for fourth-quarter and $0.01 per pound for the year) associated with new labor agreements at Candelaria.

South America's consolidated copper sales volumes of 402 million pounds in fourth-quarter 2013 were higher than fourth-quarter 2012 sales of 350 million pounds primarily reflecting higher ore grades at Candelaria and timing of shipments. Sales from South America mining are expected to approximate 1.2 billion pounds of copper for the year 2014, compared with sales of 1.33 billion pounds of copper in 2013, primarily reflecting lower ore grades at Candelaria and Cerro Verde.
Average unit net cash costs (net of by-product credits) for South America mining of $1.30 per pound of copper in fourth-quarter 2013 were lower than unit net cash costs of $1.54 per pound in fourth-quarter 2012, primarily reflecting higher volumes and lower energy costs. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.61 per pound of copper for the year 2014, based on current sales volume and cost estimates and assuming average prices of $1,200 per ounce of gold and $9.50 per pound of molybdenum. Higher average unit net cash costs in 2014 are primarily related to lower volumes.
During fourth-quarter 2013, Cerro Verde signed a new four-year Collective Labor Agreement, which is effective beginning September 1, 2014, upon the expiration of the current agreement.

Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT-FI, FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrates that contain significant quantities of gold and silver.
Development Activities. FCX has several projects in progress in the Grasberg minerals district related to the development of large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to ramp up over several years to produce approximately 240,000 metric tons of ore per day following the transition from the Grasberg open pit, currently anticipated to occur in 2017. Development of the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) mines is advancing to enable DMLZ to commence production in 2015 and the Grasberg Block Cave mine to commence production in 2017. Over the next five years, estimated aggregate capital spending on these projects is currently expected to average $0.9 billion per year ($0.7 billion per year net to PT-FI).
Regulatory Matters. In January 2014, the Indonesian government published regulations regarding exports of minerals, including copper concentrates. The regulations provide that holders of contracts of work with existing processing facilities in Indonesia may continue to export product through January 12, 2017, but establish new requirements for the continued export of copper concentrates, including the imposition of a new progressive export duty on copper concentrates in the amount of 25 percent in 2014, rising to 60 percent by mid-2016.
PT-FI’s COW, which has a primary term through 2021 and allows for two 10-year extensions through 2041 (subject to approval by the Indonesian government, which cannot be withheld or delayed unreasonably), authorizes it to export concentrates and sets forth the taxes and other fiscal terms applicable to its operations. The COW states that PT-FI shall not be subject to taxes, duties or fees subsequently imposed or approved by the Indonesian government except as expressly provided in the COW.
The January 2014 regulations conflict with PT-FI’s contractual rights, and FCX and PT-FI are working with the Indonesian government to clarify the situation and to defend PT-FI's rights under the COW.  PT-FI is also seeking to obtain its administrative permits for 2014 exports, which are currently pending and have been delayed as a result of the new regulations.
PT-FI has complied with the Indonesian government’s requirements on local processing in its COW, which enabled the construction and commissioning in 1998 of the first copper smelter in Indonesia, PT Smelting, an affiliate of PT-FI. During 2014, approximately 40 percent of PT-FI’s production is expected to be shipped to PT Smelting, with the balance of its concentrates expected to be sold pursuant to long-term contracts with other international smelters.
PT-FI's 2014 copper and gold sales estimates presented below assume no changes to planned 2014 concentrate shipments. As a result of the delay in obtaining its administrative approval for 2014 exports, associated with the new regulations, PT-FI is implementing near-term changes to its operations to coordinate its concentrate

Freeport-McMoRan Copper & Gold                             7

production with PT Smelting’s operating plans. These changes will result in the deferral of an estimated 40 million pounds of copper and 80 thousand ounces of gold per month pending resolution of these matters. FCX will update its 2014 outlook as export approvals are obtained.
Operating Data. Following is summary consolidated operating data for the Indonesia mining operations for the fourth quarters and years ended 2013 and 2012:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Copper (millions of recoverable pounds)
Production	304	200	915	695
Sales	292	204	885	716
Average realized price per pound	$3.33	$3.59	$3.28	$3.58

Gold (thousands of recoverable ounces)
Production	502	221	1,142	862
Sales	476	224	1,096	915
Average realized price per ounce	$1,219	$1,680	$1,312	$1,664

Unit net cash costs per pound of copper[a]:
Site production and delivery, excluding adjustments	$1.89	$2.91	$2.46	$3.12
Gold and silver credits	(2.04)	(1.93)	(1.69)	(2.22)
Treatment charges	0.24	0.22	0.23	0.21
Royalty on metals	0.12	0.13	0.12	0.13
Unit net cash costs	$0.21	$1.33	$1.12	$1.24

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XIII, which is available on FCX's website, "www.fcx.com."

Indonesia's fourth-quarter 2013 copper sales of 292 million pounds and gold sales of 476 thousand ounces were significantly higher than fourth-quarter 2012 copper sales of 204 million pounds and gold sales of 224 thousand ounces and above October 2013 estimates resulting primarily from higher ore grades and increased mill rates and recoveries. Results benefited from strong productivity throughout the open pit and underground mining operations and milling operations. During fourth-quarter 2013, the Deep Ore Zone underground mine's rates averaged 59,900 metric tons of ore per day and are expected to reach 80,000 metric tons of ore per day by mid-2014.
At the Grasberg mine, the sequencing of mining areas with varying ore grades causes fluctuations in quarterly and annual production of copper and gold. Sales from Indonesia mining are expected to approximate 1.1 billion pounds of copper and 1.6 million ounces of gold for the year 2014, compared with 885 million pounds of copper and 1.1 million ounces of gold for the year 2013. Sales from Indonesia mining are expected to increase in 2014 through 2016 as PT-FI gains access to higher grade ore. PT-FI's estimated sales volumes are subject to change depending on timing of resolution of export matters as described above.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on production volumes. Indonesia's unit net cash costs (including gold and silver credits) of $0.21 per pound of copper in fourth-quarter 2013 were lower than unit net cash costs of $1.33 per pound in fourth-quarter 2012 reflecting significantly higher volumes and lower operating costs.
Unit net cash costs (net of gold and silver credits) for Indonesia mining are expected to approximate $0.81 per pound of copper for the year 2014, based on current sales volume and cost estimates and assuming an average gold price of $1,200 per ounce. Indonesia mining's projected unit net cash costs would change by approximately $0.075 per pound for each $50 per ounce change in the average price of gold. Because of the fixed nature of a large portion of Indonesia's costs, unit costs vary from quarter to quarter depending on copper and gold volumes.

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Africa Mining. Through its 56 percent owned and consolidated subsidiary Tenke Fungurume Mining S.A.R.L. (TFM), FCX operates in the Tenke Fungurume (Tenke) minerals district in the Katanga province of the Democratic Republic of Congo (DRC). In addition to copper, the Tenke mine produces cobalt hydroxide.
Operating and Development Activities. TFM completed its second phase expansion project in early 2013, which included optimizing the current plant and increasing mine, mill and processing capacity. The expanded mill facility is performing well, with throughput rates averaging 14,900 metric tons of ore per day during 2013, compared with original design capacity of 14,000 metric tons of ore per day, enabling an increase in Tenke's copper production to over 430 million pounds per year. The addition of a second sulphuric acid plant is expected to be completed in 2016.
FCX continues to engage in exploration activities and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke. These analyses are being incorporated in future plans for potential expansions of production capacity. Future expansions are subject to a number of factors, including economic and market conditions, and the business and investment climate in the DRC.
Operating Data. Following is summary consolidated operating data for TFM's operations for the fourth quarters and years ended 2013 and 2012:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Copper (millions of recoverable pounds)
Production	111	98	462	348
Sales	112	97	454	336
Average realized price per pound[a]	$3.19	$3.50	$3.21	$3.51

Cobalt (millions of contained pounds)
Production	9	6	28	26
Sales	8	6	25	25
Average realized price per pound	$8.02	$6.95	$8.02	$7.83

Unit net cash costs per pound of copper[b]:
Site production and delivery, excluding adjustments	$1.43	$1.38	$1.43	$1.49
Cobalt credits[c]	(0.36)	(0.21)	(0.29)	(0.33)
Royalty on metals	0.07	0.07	0.07	0.07
Unit net cash costs	$1.14	$1.24	$1.21	$1.23

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XIII, which is available on FCX's website, "www.fcx.com."

c.	Net of cobalt downstream processing and freight costs.
TFM's copper sales of 112 million pounds in fourth-quarter 2013 were higher than fourth-quarter 2012 copper sales of 97 million pounds, primarily reflecting increased mining and milling rates and higher ore grades. TFM's sales are expected to approximate 445 million pounds of copper and 30 million pounds of cobalt for the year 2014, compared with 454 million pounds of copper and 25 million pounds of cobalt for the year 2013.
During the second half of 2013, TFM experienced power interruptions, which impacted operating rates. Power availability improved during the fourth quarter. TFM continues to work with its power provider and DRC authorities to establish more consistent and reliable power availability.
TFM's unit net cash costs (net of cobalt credits) of $1.14 per pound of copper in fourth-quarter 2013 were lower than unit net cash costs of $1.24 per pound in fourth-quarter 2012 primarily reflecting higher cobalt credits. Unit net cash costs (net of cobalt credits) for TFM are expected to approximate $1.28 per pound of copper for the year 2014, based on current sales volume and cost estimates and assuming an average cobalt price of $12 per

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pound. TFM's projected unit net cash costs for 2014 would change by approximately $0.08 per pound for each $2 per pound change in the average price of cobalt.

Molybdenum Mines. FCX has two wholly owned molybdenum mines in North America - the Henderson underground mine and the Climax open-pit mine, both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrates, which are typically further processed into value-added molybdenum chemical products.
Operating Data. Following is summary consolidated operating data for the molybdenum mines for the fourth quarters and years ended 2013 and 2012:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Molybdenum production (millions of recoverable pounds)[a]	12	13	49	41	[b]

Unit net cash cost per pound of molybdenum[c]	$7.36	$7.53	$7.15	$7.07

a.
Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the molybdenum mines, and from the North and South America copper mines.

b.	Includes molybdenum production from the Climax mine since the start of commercial operations in May 2012.

c.
Unit net cash costs per pound of molybdenum for the 2013 periods reflect the results of the Henderson and Climax mines, and the 2012 periods reflect the results of only the Henderson mine as startup activities were still underway for the Climax mine. For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs," beginning on page XIII, which is available on FCX's website, "www.fcx.com."

Market conditions for molybdenum declined in 2013 resulting from weak demand in the metallurgical sector and increased supply. FCX continues to monitor market conditions and adjusts its primary molybdenum production as market conditions warrant.
Based on current sales volume and cost estimates, unit net cash costs for the molybdenum mines are expected to average approximately $7.25 per pound of molybdenum for the year 2014.

Mining Exploration Activities.    FCX is actively conducting exploration activities near its existing mines with a focus on opportunities to expand reserves and resources to support development of additional future production capacity in the large minerals districts where it currently operates. Exploration results indicate opportunities for significant future reserve additions in North and South America and in the Tenke Fungurume minerals district. The drilling data in North America continue to indicate the potential for significantly expanded sulfide production.
Exploration spending associated with mining operations is expected to approximate $120 million for the year 2014, compared to $182 million in 2013.

Preliminary Recoverable Proven and Probable Mineral Reserves. FCX has significant reserves, resources and future development opportunities within its portfolio of mining assets. FCX's preliminary estimated consolidated recoverable proven and probable reserves from its mines at December 31, 2013, include 111.2 billion pounds of copper, 31.3 million ounces of gold and 3.26 billion pounds of molybdenum, which were determined using long-term average prices of $2.00 per pound for copper (consistent with the long-term average copper price used since December 31, 2010), $1,000 per ounce for gold and $10.00 per pound for molybdenum. The preliminary recoverable proven and probable mining reserves presented in the table below represent the estimated metal quantities from which FCX expects to be paid after application of estimated metallurgical recovery rates and smelter recovery rates, where applicable. Recoverable reserve volumes are those which FCX estimates can be economically and legally extracted or produced at the time of the reserve determination.

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	Preliminary Recoverable Proven and Probable Mineral Reserves
	at December 31, 2013
	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
North America	36.2	0.4	2.55
South America	37.0	1.1	0.71
Indonesia	30.0	29.8	—
Africa	8.0	—	—
Consolidated basis[a]	111.2	31.3	3.26

Net equity interest[b]	88.6	28.3	2.93

a.
Consolidated reserves represent estimated metal quantities after reduction for joint venture partner interests at the Morenci mine in North America and the Grasberg minerals district in Indonesia. Excluded from the table above are FCX's consolidated reserves of 0.87 billion pounds for cobalt in Africa and 308.5 million ounces for silver in Indonesia, South America and North America.

b.
Net equity interest reserves represent estimated consolidated metal quantities reduced for noncontrolling interest ownership. Excluded from the table above are FCX's net equity interest reserves totaling 0.48 billion pounds for cobalt in Africa and 252.9 million ounces for silver in Indonesia, South America and North America.

The following table summarizes changes in FCX's estimated consolidated recoverable proven and probable copper, gold and molybdenum reserves during 2013:

	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
Reserves at December 31, 2012	116.5	32.5	3.42
Net additions/revisions	(1.2)	—	(0.07)
Production	(4.1)	(1.2)	(0.09)
Reserves at December 31, 2013	111.2	31.3	3.26

At December 31, 2013, in addition to preliminary consolidated recoverable proven and probable reserves, FCX's preliminary estimated mineralized material (assessed using a long-term average copper price of $2.20 per pound for copper) totals 115 billion pounds of incremental contained copper. FCX continues to pursue opportunities to convert this mineralized material into reserves, future production volumes and cash flow.

OIL & GAS OPERATIONS
During second-quarter 2013, FCX consummated acquisitions of Plains Exploration & Production Company (PXP) and McMoRan Exploration Co. (MMR), collectively FM O&G, adding an attractive oil and gas portfolio to its global mining business. FCX's oil and gas operations provide exposure to energy markets with positive fundamentals, strong margins and cash flows and a large resource base with financially attractive exploration and development investment opportunities. The portfolio of assets includes significant oil production facilities and growth potential in the Deepwater Gulf of Mexico (GOM), strong oil production from the onshore Eagle Ford shale play in Texas, established oil production facilities onshore and offshore California, large onshore resources in the Haynesville shale play in Louisiana, and an industry leading position in the emerging shallow water, Inboard Lower Tertiary/Cretaceous gas trend on the Shelf of the GOM and onshore in South Louisiana (previously referred to as the Ultra-deep trend). More than 90 percent of FCX's oil and gas revenues are from oil and NGLs.
For the seven month period following the acquisition date, FM O&G generated operating cash flows of $1.8 billion, which exceeded its capital expenditures of $1.45 billion.
FM O&G follows the full cost method of accounting whereby all costs associated with oil and gas acquisition, exploration and development activities are capitalized. Capitalized costs, along with estimated future costs to develop proved reserves, are amortized to expense under the unit-of-production method using estimates of proved oil and natural gas reserves. The costs of unproved oil and gas properties are excluded from depletion until the properties are evaluated, at which time the related costs are subject to depletion. Under the full cost accounting

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rules, a "ceiling test" is conducted each quarter to review the carrying value of the oil and gas properties for impairment.
Financial and Operating Data. Following is summary financial and operating data for the oil and gas operations for fourth-quarter 2013 and the seven-month period from June 1, 2013, to December 31, 2013:

		Seven Months From
	Three Months Ended	June 1, 2013 to
	December 31, 2013	December 31, 2013
Financial Summary (in millions):
Realized revenues[a]	$1,222	$2,927
Less: Cash production costs[a]	293	653
Cash operating margin	$929	$2,274
Capital expenditures	$523	$1,451
Sales Volumes:
Oil (MMBbls)	11.7	26.6
Natural gas (Bcf)	22.9	54.2
NGLs (MMBbls)	1.1	2.4
MMBOE	16.6	38.1
Average Realizations[a]:
Oil (per barrel)	$92.68	$98.32
Natural gas (per MMBtu)	$4.06	$3.99
NGLs (per barrel)	$40.08	$38.20
Cash Operating Margin per BOE[a]:
Realized revenues	$73.58	$76.87
Less: Cash production costs	17.63	17.14
Cash operating margin	$55.95	$59.73

a.
Cash operating margin for FCX's oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude unrealized gains (losses) on derivative contracts and cash production costs exclude accretion and other costs. For reconciliations of realized revenues and cash production costs to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page XIII, which is available on FCX's website, “www.fcx.com.”

Fourth-quarter 2013 realized revenues for oil and gas operations totaled $1.2 billion ($73.58 per BOE) and cash production costs totaled $293 million ($17.63 per BOE). For the seven month period following the acquisition date, realized revenues for oil and gas operations totaled $2.9 billion ($76.87 per BOE) and cash production costs totaled $653 million ($17.14 per BOE).
The fourth-quarter 2013 average realized price for crude oil was $92.68 per barrel. Excluding the impact of derivative contracts, the fourth-quarter 2013 average realized price for crude oil was $94.23 per barrel, or 86 percent of the average Brent crude oil price of $109.33 per barrel. For the seven month period following the acquisition date, excluding the impact of derivative contracts, the average realized price for crude oil of $99.67 per barrel was 92 percent of the average Brent crude oil price of $108.66 per barrel.
The fourth-quarter 2013 average realized price for natural gas was $4.06 per million British thermal units (MMBtu), compared to the New York Mercantile Exchange (NYMEX) gas price for the December 2013 contract of $3.60 per MMBtu. Excluding the impact of derivative contracts, the fourth-quarter 2013 average realized price for natural gas was $3.77 per MMBtu.

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Following is a summary of average sales volumes per day by region for oil and gas operations for fourth-quarter 2013 and the seven-month period from June 1, 2013, to December 31, 2013:

		Seven Months From
	Three Months Ended	June 1, 2013 to
	December 31, 2013	December 31, 2013
Sales Volumes (MBOE per day):
GOM[a]	73	72
Eagle Ford	48	46
California	39	39
Haynesville/Madden/Other	21	21
Total oil and gas operations	181	178

a.
Includes sales from properties on the GOM Shelf and in the Deepwater GOM. Production from the GOM Shelf totaled 12 MBOE per day (17 percent of the GOM total) for fourth-quarter 2013 and 13 MBOE per day (18 percent of the GOM total) for the seven-month period from June 1, 2013, to December 31, 2013.

Fourth-quarter 2013 daily sales volumes averaged 181 MBOE, including 127 MBbls of crude oil per day, 249 MMcf of natural gas per day and 11 MBbls of NGLs per day. Fourth-quarter 2013 production volumes were higher than the October 2013 estimate of 175 MBOE per day reflecting higher Eagle Ford production, continued strong performance in the GOM and stable production from California.
Sales volumes from oil and gas operations are expected to average 170 MBOE per day for first-quarter 2014 and 166 MBOE per day for the year 2014, comprised of approximately 70 percent oil, 24 percent natural gas and 6 percent NGLs. Sales volumes for the year 2014 include the impacts of planned platform maintenance and subsea tie-back upgrades on the Marlin facility in the GOM during third-quarter 2014.
Cash production costs were $17.63 per BOE in fourth-quarter 2013 and $17.14 per BOE for the seven month period following the acquisition date. Based on current sales volume and cost estimates, cash production costs are expected to approximate $20 per BOE for the year 2014, primarily reflecting the impact of lower estimated volumes.

Exploration, Operating and Development Activities. FCX's oil and gas business has significant proved, probable and possible reserves, with financially attractive organic growth opportunities. The portfolio includes a broad range of relatively low-risk development opportunities and high-potential exploration prospects. The business is being managed to reinvest its cash flows in projects with attractive rates of returns and risk profiles.
Capital expenditures for oil and gas operations approximated $523 million for fourth-quarter 2013, including $204 million incurred for Eagle Ford, $136 million for the GOM (principally Deepwater), $61 million for California and $93 million for the Inboard Lower Tertiary/Cretaceous gas trend. Capital expenditures for oil and gas operations, which are expected to be funded by its operating cash flows, are projected to approximate $3 billion for the year 2014, including $1.5 billion incurred for the Deepwater GOM, $0.4 billion for Eagle Ford and $0.3 billion for the Inboard Lower Tertiary/Cretaceous gas trend.
Gulf of Mexico. Multiple development and exploration opportunities have been identified in the Deepwater GOM that are expected to benefit from tie-back opportunities to available production capacity at the FM O&G operated large-scale Holstein, Marlin and Horn Mountain deepwater production platforms.
Holstein, in which FM O&G has a 100 percent working interest, is located in Green Canyon and has production facilities capable of producing in excess of 100 MBOE per day. The Holstein rig refurbishment program was conducted in the second half of 2013 in preparation for drilling activity, which commenced in first-quarter 2014. Over the 2014 to 2016 period, FM O&G expects to drill seven sidetrack wells from the Holstein platform and five subsea tie-back wells from contracted drill ships to enhance production volumes from the spar. Near-term tie-back prospects in the Holstein area include Holstein Deep and Copper.
The Holstein Deep development, in which FM O&G has a 100 percent working interest, is located four miles west of the Holstein platform. FM O&G acquired the acreage associated with this development in the 2013 lease sale. Two successful wells had previously been drilled and encountered approximately 500 net feet of oil pay in recent years. FM O&G plans to delineate this prospect during 2014.

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The Copper exploration prospect, in which FM O&G has a 100 percent working interest, is located southeast of the Holstein field in 4,400 feet of water and is a subsea tie-back opportunity to the Holstein facility. The prospect is a Holstein analog play with Pliocene objectives and has a proposed total depth of 14,500 feet.
Development of the Lucius field in Keathley Canyon, in which FM O&G has a 23.33 percent working interest, is progressing with first production anticipated in the second half of 2014. The geologic results from the six wells drilled since 2009 confirm a significant oil resource. Subsea infrastructure is currently being installed, and topside facilities are more than 90 percent complete and on schedule to be delivered and lifted into place during first-quarter 2014. The sanctioned development of Lucius is a subsea development consisting of a truss spar hull located in 7,200 feet of water with a topside capacity of 80 MBbls of oil per day and 450 MMcf of gas per day.
During 2014, FM O&G also plans to commence drilling at the Tara exploration prospect, in which FM O&G has a 100 percent working interest, located northwest of the Lucius discovery in Keathley Canyon in 8,700 feet of water. Tara is a Lucius analog prospect with Pliocene/Miocene objectives and has a proposed total depth of 23,000 feet.
Eagle Ford. FM O&G has an attractive position in an oil and NGLs rich section of the Eagle Ford shale play in South Texas. Production from the field has grown significantly in recent years and sales averaged 48 MBOE per day in fourth-quarter 2013. As part of its capital reduction initiatives, FM O&G has reduced drilling activity at Eagle Ford from eight rigs in mid-2013. At December 31, 2013, there were three drilling rigs operating, which FM O&G expects to reduce to two during 2014. At December 31, 2013, 32 wells have been drilled and are waiting on completion or connection to pipelines.
California. Development plans are principally focused on maintaining stable production levels in the long established producing fields onshore California. Sales averaged 39 MBOE per day in fourth-quarter 2013, with 96 percent from oil.
Haynesville. FM O&G has rights to a substantial natural gas resource, located in the Haynesville shale play in north Louisiana. Drilling activities in recent years have been significantly reduced to maximize cash flows in a low natural gas price environment and to benefit from potentially higher future natural gas prices.
Inboard Lower Tertiary/Cretaceous (previously referred to as the Ultra-deep). FM O&G has an industry leading position in the emerging Inboard Lower Tertiary/Cretaceous gas trend, located in the shallow waters of the GOM and onshore South Louisiana. FM O&G has a significant onshore and offshore lease acreage position with high-quality prospects and the potential to develop a significant long-term, low-cost source of natural gas. Data from eight wells drilled to date indicate the presence of geologic formations that are analogous to productive formations in the Deepwater GOM and onshore in the Gulf Coast region. The near-term focus is on defining the trend onshore. FM O&G currently is drilling one onshore Inboard Lower Tertiary/Cretaceous exploration prospect and plans to complete and perform production tests on three wells in 2014, including one onshore well.
The Lomond North exploratory well in the Highlander area, in which FM O&G is the operator and has a 72 percent working interest, located in St. Martin Parish, Louisiana, is currently drilling and has encountered gas pay in several Wilcox and Cretaceous aged sands between 24,000 feet and 29,000 feet. The wireline log and core data obtained from the Wilcox and Cretaceous sand packages evaluated to date indicate favorable reservoir characteristics with approximately 150 feet of net pay. FM O&G will continue drilling the Lomond North well in the Cretaceous to test deeper prospective targets. FM O&G plans to commence completion operations in mid-2014 followed by a flow test. FM O&G has identified multiple exploratory prospects in the Highlander area where it controls rights to approximately 56,000 gross acres.
In fourth-quarter 2013, FM O&G commenced completion operations at Davy Jones No. 2, in which FM O&G has a 75 percent working interest, located on South Marsh Island Block 234. Flow testing is anticipated in the first half of 2014. During 2014, FM O&G also plans to complete the Blackbeard West No.2 well, in which FM O&G has a 92 percent working interest, located on Ship Shoal Block 188. The Lineham Creek exploration well, in which FM O&G has a 36 percent working interest, located in Cameron Parish has been suspended while future plans are being developed.

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Preliminary Proved Oil and Gas Reserves. FCX's preliminary estimated proved oil and gas reserves at December 31, 2013, included 464 MMBOE. The preliminary proved oil and gas reserves presented in the table below were determined using the methods prescribed by the U.S. Securities and Exchange Commission, which require the use of an average price, calculated as the twelve-month historical average of the first-day-of-the-month West Texas Intermediate spot oil price of $96.94 per barrel and Henry Hub spot natural gas price of $3.67 per million British thermal units, as adjusted for location and quality differentials by area, and were held constant throughout the lives of the properties unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Preliminary Proved Oil and Gas Reserves	MMBOE
Acquisitions of PXP and MMR	472
Extensions and discoveries	24
Revisions	7
Divestments	(1)
Production	(38)
Balance at December 31, 2013	464

CASH FLOWS, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $2.3 billion in fourth-quarter 2013 (including $53 million of net working capital sources and changes in other tax payments) and $6.1 billion for the year 2013 (net of $436 million of working capital uses and changes in other tax payments).
Based on current sales volume and cost estimates and assuming average prices of $3.25 per pound of copper, $1,200 per ounce of gold, $9.50 per pound of molybdenum, and $105 per barrel of Brent crude oil, FCX's consolidated operating cash flows are estimated to approximate $9 billion for the year 2014 (including $0.8 billion of working capital sources and changes in other tax payments). The impact of price changes on operating cash flows would approximate $370 million for each $0.10 per pound change in the average price of copper, $85 million for each $50 per ounce change in the average price of gold, $120 million for each $2 per pound change in the average price of molybdenum and $125 million for each $5 per barrel change in the price of Brent crude oil above $100 per barrel.
Capital Expenditures. Capital expenditures totaled $1.7 billion for fourth-quarter 2013 and $5.3 billion for the year 2013, including capital expenditures for oil and gas operations totaling $523 million for the fourth-quarter and $1.45 billion for the seven-month period from June 1, 2013, to December 31, 2013.
Capital expenditures are currently expected to approximate $7 billion for the year 2014, including $3 billion for major projects at mining operations and $3 billion for oil and gas operations. Major projects at mining operations for the year 2014 primarily include the expansions at Cerro Verde and Morenci and underground development activities at Grasberg.
During 2013, FCX took steps to reduce or defer capital expenditures in response to market conditions and debt reduction objectives. Capital spending plans remain under review and will be revised as market conditions warrant.
Cash. Following is a summary of cash available to the parent company, net of noncontrolling interests' share, taxes and other costs at December 31, 2013 (in billions):

Cash at domestic companies	$0.4
Cash at international operations	1.6
Total consolidated cash and cash equivalents	2.0
Less: Noncontrolling interests' share	(0.6)
Cash, net of noncontrolling interests' share	1.4
Less: Withholding taxes and other	(0.1)
Net cash available	$1.3

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Debt. Following is a summary of total debt and related weighted-average interest rates at December 31, 2013 (in billions, except percentages):

			Weighted-
			Average
			Interest Rate
Acquisition-related debt	$10.5	[a]	3.0%
Assumed debt of PXP	6.7		6.8%
FCX's previously existing debt	3.5		3.4%
	$20.7		4.2%

a. FCX used the proceeds from the issuance of $6.5 billion of senior notes and a $4.0 billion bank term loan to finance the acquisitions of PXP and MMR and repay certain PXP debt.
FCX is targeting reductions in total debt to $12 billion by year-end 2016. FCX will continue to review its portfolio of assets and will consider opportunities to accelerate its deleveraging plans through potential asset sales, joint venture transactions or further adjustments to capital spending plans.
At December 31, 2013, FCX had no borrowings outstanding and $46 million of letters of credit issued under its $3.0 billion revolving credit facility.

FINANCIAL POLICY
FCX has a long-standing tradition of seeking to build shareholder value through investing in projects with attractive rates of return and returning cash to shareholders through common stock dividends and share purchases. FCX paid common stock dividends of $2.3 billion during 2013, which included $1.0 billion for a supplemental dividend of $1.00 per share paid on July 1, 2013.
FCX's current annual dividend rate for its common stock is $1.25 per share. On December 20, 2013, FCX's Board of Directors (the Board) declared a regular quarterly dividend of $0.3125 per share, which will be paid on February 3, 2014. The declaration of dividends is at the discretion of the Board and will depend upon FCX's financial results, cash requirements, future prospects and other factors deemed relevant by the Board.
FCX intends to continue to maintain a strong financial position, with a focus on reducing debt while continuing to invest in attractive growth projects and providing cash returns to shareholders. The Board will continue to review FCX's financial policy on an ongoing basis.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's fourth-quarter 2013 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, February 21, 2014.
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FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; the Tenke Fungurume minerals district in the DRC; and significant oil and natural gas assets in North America, including reserves in the Deepwater GOM, onshore and offshore California and in the Eagle Ford and Haynesville shale plays, and an industry leading position in the emerging shallow water, Inboard Lower Tertiary/Cretaceous gas trend on the Shelf of the GOM and onshore in South Louisiana. Additional information about FCX is available on FCX's website at "www.fcx.com."

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Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, cash production costs per barrel of oil equivalent (BOE), operating cash flows, capital expenditures, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold, molybdenum, cobalt, oil and gas price changes, the impact of derivative positions, the impact of deferred intercompany profits on earnings, reserve estimates, and future dividend payments, debt reduction and share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” "potential," “estimates,” “expects,” “projects”, "targets," “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of FCX's Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
This press release also includes forward-looking statements regarding mineralized material not included in proven and probable mineral reserves. The mineralized material described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility. Accordingly, no assurance can be given that the estimated mineralized material not included in reserves will become proven and probable reserves.
FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include commodity prices, mine sequencing, production rates, industry risks, regulatory changes, political risks, the outcome of ongoing discussions with the Indonesian government regarding PT-FI's Contract of Work and the impact of the January 2014 regulations on PT-FI's exports and export duties, the potential effects of violence in Indonesia, the resolution of administrative disputes in the Democratic Republic of Congo, weather- and climate-related risks, labor relations, environmental risks, litigation results, currency translation risks, and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash costs per pound of copper and per pound of molybdenum, oil and gas realized revenues, cash production costs and cash operating margin, which are not recognized under generally accepted accounting principles in the U.S. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, “www.fcx.com.”

# # #

Freeport-McMoRan Copper & Gold                             17

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED MINING OPERATING DATA

	Three Months Ended December 31,
	Production		Sales
COPPER (millions of recoverable pounds)	2013	2012	2013	2012
(FCX's net interest in %)
North America
Morenci (85%)[a]	153	142	132	127
Bagdad (100%)	59	50	51	46
Safford (100%)	35	46	32	40
Sierrita (100%)	41	37	38	35
Miami (100%)	18	15	15	14
Chino (100%)	52	45	42	38
Tyrone (100%)	25	22	22	20
Other (100%)	2	1	2	1
Total North America	385	358	334	321

South America
Cerro Verde (53.56%)	153	152	169	149
El Abra (51%)	88	89	85	98
Candelaria/Ojos del Salado (80%)	138	108	148	103
Total South America	379	349	402	350

Indonesia
Grasberg (90.64%)[b]	304	200	292	204

Africa
Tenke Fungurume (56%)	111	98	112	97

Consolidated	1,179	1,005	1,140	972
Less noncontrolling interests	220	197	227	200
Net	959	808	913	772

Consolidated sales from mines			1,140	972
Purchased copper			41	28
Total copper sales, including purchases			1,181	1,000

Average realized price per pound			$3.31	$3.60

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4	4	2	4
South America (80%)	31	26	34	26
Indonesia (90.64%)[b]	502	221	476	224
Consolidated	537	251	512	254
Less noncontrolling interests	53	27	52	26
Net	484	224	460	228

Average realized price per ounce			$1,220	$1,681

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	8	8	N/A	N/A
Climax (100%)	4	5	N/A	N/A
North America copper mines (100%)[a]	6	9	N/A	N/A
Cerro Verde (53.56%)	5	2	N/A	N/A
Consolidated	23	24	22	21
Less noncontrolling interests	2	1	2	1
Net	21	23	20	20

Average realized price per pound			$11.00	$12.62

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)	9	6	8	6
Less noncontrolling interests	4	2	3	3
Net	5	4	5	3

Average realized price per pound			$8.02	$6.95

a. Amounts are net of Morenci's 15 percent joint venture partner's interest.
b. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED MINING OPERATING DATA (continued)

	Years Ended December 31,
	Production			Sales
COPPER (millions of recoverable pounds)	2013	2012		2013	2012
(FCX's net interest in %)
North America
Morenci (85%)[a]	564	537		561	532
Bagdad (100%)	216	197		212	196
Safford (100%)	146	175		151	175
Sierrita (100%)	171	157		170	162
Miami (100%)	61	66		60	68
Chino (100%)	171	144		168	132
Tyrone (100%)	96	83		94	82
Other (100%)	6	4		6	4
Total North America	1,431	1,363		1,422	1,351

South America
Cerro Verde (53.56%)	558	595		560	589
El Abra (51%)	343	338		341	338
Candelaria/Ojos del Salado (80%)	422	324		424	318
Total South America	1,323	1,257		1,325	1,245

Indonesia
Grasberg (90.64%)[b]	915	695		885	716

Africa
Tenke Fungurume (56%)	462	348		454	336

Consolidated	4,131	3,663		4,086	3,648
Less noncontrolling interests	801	723		795	717
Net	3,330	2,940		3,291	2,931

Consolidated sales from mines				4,086	3,648
Purchased copper				223	125
Total copper sales, including purchases				4,309	3,773

Average realized price per pound				$3.30	$3.60

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	7	13		6	13
South America (80%)	101	83		102	82
Indonesia (90.64%)[b]	1,142	862		1,096	915
Consolidated	1,250	958		1,204	1,010
Less noncontrolling interests	127	98		123	102
Net	1,123	860		1,081	908

Average realized price per ounce				$1,315	$1,665

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	30	34		N/A	N/A
Climax (100%)	19	7	[c]	N/A	N/A
North America (100%)[a]	32	36		N/A	N/A
Cerro Verde (53.56%)	13	8		N/A	N/A
Consolidated	94	85		93	83
Less noncontrolling interests	6	4		5	4
Net	88	81		88	79

Average realized price per pound				$11.85	$14.26

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)	28	26		25	25
Less noncontrolling interests	12	11		11	11
Net	16	15		14	14

Average realized price per pound				$8.02	$7.83

a. Amounts are net of Morenci's 15 percent joint venture partner's interest.
b. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.
c. Includes results from the Climax mine since the start of commercial operations in May 2012.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED MINING OPERATING DATA (continued)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	968,300	1,090,600	1,003,500	998,600
Average copper ore grade (percent)	0.24	0.21	0.22	0.22
Copper production (millions of recoverable pounds)	238	227	889	866

Mill Operations
Ore milled (metric tons per day)	247,100	251,100	246,500	239,600
Average ore grades (percent):
Copper	0.42	0.38	0.39	0.37
Molybdenum	0.02	0.03	0.03	0.03
Copper recovery rate (percent)	87.7	84.7	85.3	83.9
Production (millions of recoverable pounds):
Copper	173	156	642	592
Molybdenum	6	9	32	36

100% South America Mining
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	269,000	229,900	274,600	229,300
Average copper ore grade (percent)	0.51	0.57	0.50	0.55
Copper production (millions of recoverable pounds)	119	111	448	457

Mill Operations
Ore milled (metric tons per day)	197,500	195,500	192,600	191,400
Average ore grades:
Copper (percent)	0.73	0.68	0.65	0.60
Gold (grams per metric ton)	0.12	0.12	0.12	0.10
Molybdenum (percent)	0.03	0.02	0.02	0.02
Copper recovery rate (percent)	92.4	91.4	90.9	90.1
Production (recoverable):
Copper (millions of pounds)	260	238	875	800
Gold (thousands of ounces)	31	26	101	83
Molybdenum (millions of pounds)	5	2	13	8

100% Indonesia Mining
Ore milled (metric tons per day):[a]
Grasberg open pit	142,400	125,200	127,700	118,800
DOZ underground mine	59,900	51,200	49,400	44,600
Big Gossan underground mine	2,500	2,100	2,100	1,600
Total	204,800	178,500	179,200	165,000
Average ore grades:
Copper (percent)	0.87	0.66	0.76	0.62
Gold (grams per metric ton)	0.99	0.59	0.69	0.59
Recovery rates (percent):
Copper	91.8	88.9	90.0	88.7
Gold	85.3	75.9	80.0	82.7
Production (recoverable):
Copper (millions of pounds)	317	200	928	695
Gold (thousands of ounces)	502	221	1,142	862

100% Africa Mining
Ore milled (metric tons per day)	15,300	13,300	14,900	13,000
Average ore grades (percent):
Copper	3.94	3.81	4.22	3.62
Cobalt	0.42	0.35	0.37	0.37
Copper recovery rate (percent)	90.6	94.8	91.4	92.4
Production (millions of pounds):
Copper (recoverable)	111	98	462	348
Cobalt (contained)	9	6	28	26

100% Molybdenum Mines[b]
Ore milled (metric tons per day)	33,300	19,900	35,700	20,800
Average molybdenum ore grade (percent)	0.19	0.22	0.19	0.23
Molybdenum production (millions of recoverable pounds)	12	8	49	34

a. Amounts represent the approximate average daily throughput processed at PT Freeport Indonesia's mill facilities from each producing mine.
b. The 2013 periods reflect the results of the Henderson and Climax mines; the 2012 periods reflect the results of only the Henderson mine, as startup activities were still underway for the Climax mine.

III

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OIL AND GAS OPERATING DATA
					Seven Months From
	Three Months Ended				June 1, 2013 to
	December 31, 2013				December 31, 2013
	Sales Volumes (in MMBbls, Bcf and MMBOE)[a]		Sales per Day (in MBbls, MMcf and MBOE)[a]		Sales Volumes (in MMBbls, Bcf and MMBOE)[a]	Sales per Day (in MBbls, MMcf and MBOE)[a]
FCX CONSOLIDATED OIL AND GAS OPERATIONS
Oil (barrels)	11.7		127		26.6	124
Natural gas (cubic feet)	22.9		249		54.2	254
Natural gas liquids (NGLs, in barrels)	1.1		11		2.4	11
Barrels of oil equivalents (BOE)	16.6		181		38.1	178
Cash operating margin per BOE[b]:
Realized revenue	$73.58				$76.87
Less: Cash production costs	17.63				17.14
Cash operating margin	$55.95				$59.73
Depreciation, depletion and amortization per BOE	$38.06	[c]			$35.81
Capital expenditures (in millions)[d]	$523				$1,451

GULF OF MEXICO (GOM)[e]
Oil (barrels)	5.0		55		11.3	53
Natural gas (cubic feet)	7.2		77		17.3	81
NGLs (barrels)	0.5		5		1.1	5
BOE	6.7		73		15.3	72
Average realized price per BOE[b]	$80.67				$84.00
Cash production costs per BOE[b]	$13.84				$13.94
Capital expenditures (in millions)[d]	$229				$589

EAGLE FORD
Oil (barrels)	3.2		35		7.2	34
Natural gas (cubic feet)	4.0		44		8.8	42
NGLs (barrels)	0.6		6		1.3	6
BOE	4.4		48		9.9	46
Average realized price per BOE[b]	$75.05				$78.87
Cash production costs per BOE[b]	$11.42				$11.97
Capital expenditures (in millions)[d]	$204				$503

CALIFORNIA
Oil (barrels)	3.5		37		8.0	37
Natural gas (cubic feet)	0.5		6		1.3	6
BOE	3.6		39		8.3	39
Average realized price per BOE[b]	$88.96				$93.95
Cash production costs per BOE[b]	$34.87				$32.33
Capital expenditures (in millions)[d]	$61				$171

HAYNESVILLE/MADDEN/OTHER
Oil (barrels)	—	[f]	—	[f]	0.1	—	[f]
Natural gas (cubic feet)	11.2		122		26.8	125
BOE	1.9		21		4.6	21
Average realized price per BOE[b]	$22.41				$22.47
Cash production costs per BOE[b]	$12.98				$11.46
Capital expenditures (in millions)[d]	$22				$53

a.	MMBbls = million barrels; MBbls = thousand barrels; Bcf = billion cubic feet; MMcf = million cubic feet; MMBOE = million BOE; MBOE = thousand BOE

b.
Cash operating margin for FCX's oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude unrealized gains (losses) on derivative contracts and cash production costs exclude accretion and other costs. In addition, derivative instruments for FCX's oil and gas operations are managed on a consolidated basis; accordingly, the average realized price per BOE by region does not reflect adjustments for derivative contracts. For reconciliations of average realized price and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page XIII, which is available on FCX's website, “www.fcx.com.”

c.
The increase in the fourth-quarter 2013 depreciation, depletion and amortization per BOE primarily resulted from (i) additional Deepwater GOM future development costs and (ii) the transfer of unevaluated property costs (which include fair value increases from purchase accounting) into costs subject to depletion.

d.
Consolidated capital expenditures for oil and gas operations reflect total spending and include net adjustments totaling $7 million in fourth-quarter 2013 and $135 million for the seven-month period from June 1, 2013, to December 31, 2013, which are not specifically allocated to the regions; capital expenditures by region reflect amounts incurred for the respective periods.

e.	Includes properties on the Shelf and in the Deepwater GOM.

f.	Rounds to less than 1 MBbl per day.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2013		2012		2013		2012
	(In Millions, Except Per Share Amounts)
Revenues	$5,885	[a,b]	$4,513	[a]	$20,921	[a,b]	$18,010	[a]
Cost of sales:
Production and delivery	2,936	[c]	2,740	[c]	11,840	[c]	10,382	[c]
Depreciation, depletion and amortization	1,019		323		2,797		1,179
Total cost of sales	3,955		3,063		14,637		11,561
Selling, general and administrative expenses	200	[d]	120	[e]	657	[d,e]	431	[e]
Mining exploration and research expenses	37		71		210		285
Environmental obligations and shutdown costs	43		(40)		66		(22)
Gain on insurance settlement	—		(59)		—		(59)
Total costs and expenses	4,235		3,155		15,570		12,196
Operating income	1,650		1,358		5,351		5,814
Interest expense, net	(167)	[f]	(38)	[f]	(518)	[f]	(186)	[f]
Gain (loss) on early extinguishment of debt	10		—		(35)		(168)
Gain on investment in MMR	—		—		128	[g]	—
Other (expense) income, net	(26)		4		(13)		27
Income before income taxes and equity in affiliated
companies' net earnings	1,467		1,324		4,913		5,487
Provision for income taxes	(508)	[g]	(382)		(1,475)	[g]	(1,510)	[h]
Equity in affiliated companies' net earnings	—		3		3		3
Net income	959		945		3,441		3,980
Net income attributable to noncontrolling interests	(252)		(202)		(783)		(939)	[h]
Net income attributable to FCX common stock	$707	[i]	$743	[i]	$2,658	[i]	$3,041	[i]

Net income per share attributable to FCX common stock:
Basic	$0.68		$0.78		$2.65		$3.20
Diluted	$0.68		$0.78		$2.64		$3.19

Weighted-average common shares outstanding:
Basic	1,038		949		1,002		949
Diluted	1,044		954		1,006		954

Dividends declared per share of common stock	$0.3125		$0.3125		$2.25		$1.25

a.
Includes (unfavorable) favorable adjustments to provisionally priced copper sales recognized in prior periods totaling $(21) million ($(9) million to net income attributable to common stock) in fourth-quarter 2013, $(73) million ($(31) million to net income attributable to common stock) in fourth-quarter 2012, $(26) million ($(12) million to net income attributable to common stock) for the year 2013 and $101 million ($43 million to net income attributable to common stock) for the year 2012. For further discussion, refer to the supplemental schedule, "Derivative Instruments" on page IX.

b.
Includes charges for unrealized losses on oil and gas derivative contracts totaling $118 million ($73 million to net income attributable to common stock) in fourth-quarter 2013 and $312 million ($194 million to net income attributable to common stock) for the year 2013 (reflecting the seven-month period from June 1, 2013, to December 31, 2013). For further discussion, refer to the supplemental schedule, "Derivative Instruments" on page IX.

c.
The 2013 periods include charges of $76 million ($49 million to net income attributable to common stock) associated with updated mine plans at Morenci that resulted in a loss in recoverable copper in leach stockpiles and $36 million ($13 million to net income attributable to common stock) for the new labor agreement at Cerro Verde. The 2012 periods include charges of $16 million ($8 million to net income attributable to common stock) associated with the new labor agreement at Candelaria.

d.	The 2013 periods include a charge of $37 million ($23 million to net income attributable to common stock) for restructuring an executive employment arrangement.

e.
Includes charges for transaction and related costs principally associated with oil and gas acquisitions totaling $80 million ($50 million to net income attributable to common stock) for the year 2013 and $9 million ($7 million million to net income attributable to common stock) for the fourth quarter and year 2012.

f.
Consolidated interest expense, excluding capitalized interest, totaled $227 million in fourth-quarter 2013, $57 million in fourth-quarter 2012, $692 million for the year 2013 and $267 million for the year 2012.

g.
Includes gains associated with FCX's oil and gas acquisitions, including (i) $16 million to net income attributable to common stock in fourth-quarter 2013 and $199 million to net income attributable to common stock for the year 2013 associated with net reductions in FCX's deferred tax liabilities and deferred tax asset valuation allowances, and (ii) $128 million to net income attributable to common stock for the year 2013 primarily related to FCX's preferred stock investment in and the subsequent acquisition of MMR.

h.
The year 2012 includes a net credit of $205 million ($107 million attributable to noncontrolling interests and $98 million to net income attributable to common stock) associated with adjustments to Cerro Verde's deferred income taxes.

i.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net reductions to net income attributable to common stock of $46 million in fourth-quarter 2013, $10 million in fourth-quarter 2012, $17 million for the year 2013 and $80 million for the year 2012. For further discussion, refer to the supplemental schedule, "Deferred Profits" on page X.

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
	2013	2012
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,985	$3,705
Trade accounts receivable	1,728	927
Other accounts receivable	820	702
Inventories:
Materials and supplies, net	1,730	1,504
Mill and leach stockpiles	1,705	1,672
Product	1,583	1,400
Other current assets	444	387
Total current assets	9,995	10,297
Property, plant, equipment and development costs, net	47,401	20,999
Long-term mill and leach stockpiles	2,386	1,955
Goodwill	1,916	—
Other assets	1,812	2,189
Total assets	$63,510	$35,440

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,708	$2,708
Dividends payable	333	299
Current portion of reclamation and environmental obligations	236	241
Accrued income taxes	221	93
Current portion of debt	312	2
Total current liabilities	4,810	3,343
Long-term debt, less current portion	20,394	3,525
Deferred income taxes	7,410	3,490
Reclamation and environmental obligations, less current portion	3,259	2,127
Other liabilities	1,690	1,644
Total liabilities	37,563	14,129

Redeemable noncontrolling interest	716	—

Equity:
FCX stockholders' equity:
Common stock	117	107
Capital in excess of par value	22,161	19,119
Retained earnings	2,742	2,399
Accumulated other comprehensive loss	(405)	(506)
Common stock held in treasury	(3,681)	(3,576)
Total FCX stockholders' equity	20,934	17,543
Noncontrolling interests	4,297	3,768
Total equity	25,231	21,311
Total liabilities and equity	$63,510	$35,440

VI

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended
	December 31,
	2013	2012
	(In Millions)
Cash flow from operating activities:
Net income	$3,441	$3,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,797	1,179
Net losses on oil and gas derivative contracts	334	—
Gain on investment in MMR	(128)	—
Stock-based compensation	173	100
Pension plans contributions	(71)	(140)
Net charges for reclamation and environmental obligations, including accretion	164	22
Payments of reclamation and environmental obligations	(237)	(246)
Losses on early extinguishment of debt	35	168
Deferred income taxes	277	269
Increase in long-term mill and leach stockpiles	(431)	(269)
Other, net	162	128
(Increases) decreases in working capital and other tax payments, excluding amounts from acquisitions:
Accounts receivable	(10)	(365)
Inventories	(288)	(729)
Other current assets	26	(76)
Accounts payable and accrued liabilities	(359)	209
Accrued income taxes and other tax payments	195	(456)
Net cash provided by operating activities	6,080	3,774

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(1,066)	(825)
South America	(1,145)	(931)
Indonesia	(1,030)	(843)
Africa	(205)	(539)
Molybdenum mines	(164)	(245)
U.S. oil and gas operations	(1,436)	—
Other	(240)	(111)
Acquisition of PXP, net of cash acquired	(3,465)	—
Acquisition of MMR, net of cash acquired	(1,628)	—
Acquisition of cobalt chemical business, net of cash acquired	(348)	—
Other, net	(181)	31
Net cash used in investing activities	(10,908)	(3,463)

Cash flow from financing activities:
Proceeds from debt	11,501	3,029
Repayments of debt	(5,417)	(3,186)
Redemption of MMR preferred stock	(228)	—
Cash dividends and distributions paid:
Common stock	(2,281)	(1,129)
Noncontrolling interests	(256)	(113)
Debt financing costs	(113)	(51)
Net payments for stock-based awards	(97)	(1)
Other, net	(1)	23
Net cash provided by (used in) financing activities	3,108	(1,428)

Net decrease in cash and cash equivalents	(1,720)	(1,117)
Cash and cash equivalents at beginning of year	3,705	4,822
Cash and cash equivalents at end of year	$1,985	$3,705

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

Following are summaries of the approximate amounts in the calculation of FCX's consolidated provision for income taxes for the fourth quarters and years ended 2013 and 2012 (in millions, except percentages):

	Three Months Ended December 31,
	2013					2012
				Income Tax				Income Tax
	Income	Effective		(Provision)			Effective	(Provision)
	(Loss)[a]	Tax Rate		Benefit		Income[a]	Tax Rate	Benefit
U.S.	$73	(22)%	[b]	$16		$308	19%	$(59)
South America	696	36%		(248)		536	34%	(182)
Indonesia	748	42%		(314)		347	32%	(110)
Africa	105	30%		(32)		94	35%	(33)
Eliminations and other	(155)	N/A		54		39	N/A	(4)
Annualized rate adjustment[c]	—	N/A		—		—	N/A	6
	1,467	36%		(524)		1,324	29%	(382)
Adjustments	—	N/A		16	[d]	—	N/A	—
Consolidated FCX	$1,467	35%		$(508)		$1,324	29%	$(382)

	Years Ended December 31,
	2013					2012
				Income Tax				Income Tax
		Effective		(Provision)			Effective	(Provision)
	Income[a]	Tax Rate		Benefit		Income[a]	Tax Rate	Benefit
U.S.	$1,080	23%		$(243)		$1,539	23%	$(350)
South America	2,021	36%		(720)		2,211	36%	(791)	[e]
Indonesia	1,370	44%		(603)		1,287	39%	(497)
Africa	425	31%		(131)		357	31%	(112)
Eliminations and other	17	N/A		23		93	N/A	6
	4,913	34%	[g]	(1,674)		5,487	32%	(1,744)
Adjustments	—	N/A		199	[d]	—	N/A	234	[f]
Consolidated FCX	$4,913	30%		$(1,475)		$5,487	28%	$(1,510)

a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies' net earnings.

b.	Primarily resulting from changes in income contributed by each U.S. operation and refinement of state income tax filing positions.

c.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its estimated annualized tax rate.

d.	Reflects net reductions in FCX's deferred tax liabilities and deferred tax asset valuation allowances resulting from the second-quarter 2013 oil and gas acquisitions.

e.
In July 2012, Sociedad Minera Cerro Verde S.A.A (Cerro Verde) signed a new 15-year mining stability agreement with the Peruvian government, which became effective upon the expiration of the previous mining stability agreement on December 31, 2013. In connection with the new mining stability agreement, Cerro Verde's income tax rate increased from 30 percent to 32 percent. As a result of the change in the income tax rate, FCX recognized additional deferred tax expense of $29 million ($25 million net of noncontrolling interests) in 2012, which relates primarily to the assets recorded in connection with the 2007 acquisition of Freeport-McMoRan Corporation.

f.
Reflects the reversal of a net deferred tax liability totaling $234 million ($123 million net of noncontrolling interest) related to reinvested profits at Cerro Verde that were not distributed prior to expiration of its stability agreement on December 31, 2013.

g.
FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which it operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming average prices of $3.25 per pound for copper, $1,200 per ounce for gold, $9.50 per pound for molybdenum and Brent crude oil of $105 per barrel and achievement of current sales volume and cost estimates, FCX estimates its annual consolidated effective tax rate for the year 2014 will approximate 35 percent.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
DERIVATIVE INSTRUMENTS
Provisional Pricing. For the year 2013, 49 percent of FCX's mined copper was sold in concentrate, 28 percent as cathode and 23 percent as rod from North America operations. Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted monthly average spot copper prices on the London Metal Exchange (LME). Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. LME spot copper prices averaged $3.24 per pound during fourth-quarter 2013, compared to FCX's average realized price of $3.31 per pound.
Following is a summary of the (unfavorable) favorable impacts of net adjustments to prior periods' provisionally priced copper sales for the fourth quarters and years ended 2013 and 2012 (in millions, except per share amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$(21)	$(73)	$(26)	$101
Net income attributable to common stock	$(9)	$(31)	$(12)	$43
Net income per share of common stock	$(0.01)	$(0.03)	$(0.01)	$0.05
At December 31, 2013, FCX had provisionally priced copper sales at its copper mining operations, primarily South America and Indonesia, totaling 481 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $3.34 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the December 31, 2013, provisional price recorded would have an approximate $16 million effect on 2014 net income attributable to common stock. The LME spot copper price closed at $3.33 per pound on January 21, 2014.

Oil and Gas. FCX's oil and gas operations use various derivative instruments to manage commodity price risk for a substantial portion of its oil and gas production. In connection with the acquisition of PXP, FCX assumed derivative contracts for 2013, 2014 and 2015 that consist of crude oil options, and crude oil and natural gas swaps. These oil and gas derivative contracts do not qualify or are not designated as hedging instruments; accordingly, they are recorded at fair value with the mark-to-market gains and losses recorded in revenues each period.

Net charges to revenues for realized losses on oil and gas derivative contracts totaled $11 million in fourth-quarter 2013 and $22 million for the seven-month period following the acquisition date. Additionally, following is a summary of net charges for unrealized losses on oil and gas derivative contracts in fourth-quarter 2013 and the seven-month period from June 1, 2013, to December 31, 2013 (in millions, except per share amounts):

		Seven Months From
	Three Months Ended	June 1, 2013 to
	December 31, 2013	December 31, 2013
Revenues	$(118)	$(312)
Net income attributable to common stock	$(73)	$(194)
Net income per share of common stock	$(0.07)	$(0.19)
As of December 31, 2013, the fair value of the oil and gas derivative contracts totaled a $131 million asset. Offsetting the fair value is $444 million in deferred premiums and interest to be settled in future periods. At December 31, 2013, first-quarter 2014 premium settlements of oil and gas derivative contracts are expected to result in realized losses of approximately $60 million, compared with $18 million for fourth-quarter 2013.

Following presents the estimated (increase) decrease in the net oil and gas derivative liability of a 10 percent change in Brent crude oil and NYMEX forward prices on the fair values of outstanding oil and gas derivative contracts, compared with forward prices used to determine the December 31, 2013, fair values:

	10% Increase (in millions)	10% Decrease (in millions)
Crude oil puts	$(72)	$146
Natural gas swaps	(14)	14
	$(86)	$160

IX

FREEPORT-McMoRan COPPER & GOLD INC.
DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of Indonesia mining's sales to PT Smelting (PT Freeport Indonesia's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net reductions to net income attributable to common stock totaling $46 million in fourth-quarter 2013, $10 million in fourth-quarter 2012, $17 million for the year 2013 and $80 million for the year 2012. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $127 million at December 31, 2013. Based on current estimates, FCX expects deferred profits attributable to intercompany sales to result in an increase to net income of approximately $35 million in first-quarter 2014. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

BUSINESS SEGMENTS

Subsequent to the oil and gas acquisitions, FCX has organized its operations into six primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining, Molybdenum mines and United States (U.S.) Oil & Gas operations. Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis for its mining operations. Therefore, FCX concluded that its operating segments include individual mines or operations relative to its mining operations. For oil and gas operations, FCX determines its operating segments on a country-by-country basis. Operating segments that meet certain thresholds are reportable segments, which are separately disclosed in the following table.

Intersegment Sales. Intersegment sales between FCX’s mining operations are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable country. In addition, most mining exploration and research activities are managed at the corporate level, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

X

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines			South America			Indonesia		Africa
												Atlantic		Other					Corporate,
										Molyb-		Copper		Mining			U.S.		Other
		Other		Cerro	Other					denum	Rod &	Smelting		& Elimi-		Total	Oil & Gas		& Elimi-	FCX
	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	Mines	Refining	& Refining		nations		Mining	Operations		nations	Total
Three Months Ended December 31, 2013
Revenues:
Unaffiliated customers	$26	$60	$86	$438	$748	$1,186	$1,308	[a]	$391	$—	$1,153	$297		$359	[b]	$4,780	$1,104	[c]	$1	$5,885
Intersegment	418	684	1,102	138	57	195	146		23	114	7	2		(1,589)		—	—		—	—
Production and delivery	348	459	807	246	338	584	566		194	77	1,155	328		(1,077)		2,634	305		(3)	2,936
Depreciation, depletion and amortization	28	62	90	47	57	104	74		67	20	2	10		17		384	632		3	1,019
Selling, general and administrative expenses	1	—	1	1	1	2	28		3	—	—	6		6		46	55		99	200
Mining exploration and research expenses	—	2	2	—	—	—	—		—	—	—	—		32		34	—		3	37
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	—		43		43	—		—	43
Operating income (loss)	67	221	288	282	409	691	786		150	17	3	(45)	[d]	(251)		1,639	112		(101)	1,650

Interest expense, net	—	—	—	—	1	1	—		—	—	—	4		20		25	81		61	167
Provision (benefit) for income taxes	—	—	—	101	147	248	314		32	—	—	—		—		594	—		(86)	508
Total assets at December 31, 2013	3,110	5,810	8,920	6,584	3,996	10,580	7,402		4,849	2,107	239	1,039		1,003		36,139	26,252		1,119	63,510
Capital expenditures	208	63	271	364	47	411	310		50	36	1	28		22		1,129	508		26	1,663

Three Months Ended December 31, 2012
Revenues:
Unaffiliated customers	$(1)	$26	$25	$482	$580	$1,062	$938	[a]	$364	$—	$1,187	$660		$275	[b]	$4,511	$—		$2	$4,513
Intersegment	472	792	1,264	39	165	204	86		1	140	7	4		(1,706)		—	—		—	—
Production and delivery	273	470	743	238	393	631	645		159	83	1,193	652		(1,367)		2,739	—		1	2,740
Depreciation, depletion and amortization	27	59	86	37	42	79	59		62	21	2	11		2		322	—		1	323
Selling, general and administrative expenses	1	—	1	1	—	1	30		1	—	—	5		6		44	—		76	120
Mining exploration and research expenses	—	—	—	—	—	—	—		—	—	—	—		59		59	—		12	71
Environmental obligations and shutdown costs	(11)	(5)	(16)	—	—	—	—		—	—	—	—		(25)		(41)	—		1	(40)
Gain on insurance settlement	—	—	—	—	—	—	(59)		—	—	—	—		—		(59)	—		—	(59)
Operating income (loss)	181	294	475	245	310	555	349		143	36	(1)	(4)		(106)		1,447	—		(89)	1,358

Interest expense, net	—	—	—	2	—	2	2		1	—	—	3		18		26	—		12	38
Provision for income taxes	—	—	—	97	85	182	110		33	—	—	—		—		325	—		57	382
Total assets at December 31, 2012	2,445	5,703	8,148	5,821	4,342	10,163	6,591		4,622	2,018	242	992		614		33,390	—		2,050	35,440
Capital expenditures	62	195	257	193	79	272	219		111	56	1	5		28		949	—		27	976
a. Includes PT Freeport Indonesia's sales to PT Smelting totaling $516 million in fourth-quarter 2013 and $590 million in fourth-quarter 2012.
b. Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.
c. Includes net charges of $118 million for unrealized losses on oil and gas derivative contracts that were assumed in connection with FCX's acquisition of PXP. For further discussion, refer to the supplemental schedule, "Derivative Instruments" on page IX.
d. Includes $38 million for shutdown costs associated with Atlantic Copper's scheduled 67-day maintenance turnaround, which was completed in fourth-quarter 2013.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines			South America				Indonesia		Africa
													Atlantic		Other					Corporate,
											Molyb-		Copper		Mining			U.S.		Other
		Other		Cerro		Other					denum	Rod &	Smelting		& Elimi-		Total	Oil & Gas		& Elimi-		FCX
	Morenci	Mines	Total	Verde		Mines	Total	Grasberg		Tenke	Mines	Refining	& Refining		nations		Mining	Operations		nations		Total
Year Ended December 31, 2013
Revenues:
Unaffiliated customers	$244	$326	$570	$1,473		$2,379	$3,852	$3,751	[a]	$1,590	$—	$4,995	$2,027		$1,516	[b]	$18,301	$2,616	[c]	$4		$20,921
Intersegment	1,673	2,940	4,613	360		273	633	336		47	522	27	14		(6,192)		—	—		—		—
Production and delivery	1,233	2,033	3,266	781		1,288	2,069	2,309		754	317	4,990	2,054		(4,608)		11,151	682		7		11,840
Depreciation, depletion and amortization	133	269	402	152		194	346	247		246	82	9	42		48		1,422	1,364		11		2,797
Selling, general and administrative expenses	2	3	5	3		4	7	110		12	—	—	20		29		183	120		354		657
Mining exploration and research expenses	—	5	5	—		—	—	1		—	—	—	—		193		199	—		11		210
Environmental obligations and shutdown costs	—	(1)	(1)	—		—	—	—		—	—	—	—		67		66	—		—		66
Operating income (loss)	549	957	1,506	897		1,166	2,063	1,420		625	123	23	(75)	[d]	(405)		5,280	450		(379)		5,351

Interest expense, net	3	1	4	2		1	3	12		2	—	—	16		80		117	181		220		518
Provision for income taxes	—	—	—	316		404	720	603		131	—	—	—		—		1,454	—		21	[e]	1,475
Capital expenditures	737	329	1,066	960		185	1,145	1,030		205	164	4	67		113		3,794	1,436		56		5,286

Year Ended December 31, 2012
Revenues:
Unaffiliated customers	$156	$46	$202	$1,767		$2,143	$3,910	$3,611	[a]	$1,349	$—	$4,989	$2,683		$1,259	[b]	$18,003	$—		$7		$18,010
Intersegment	1,846	3,438	5,284	388		430	818	310		10	529	27	26		(7,004)		—	—		—		—
Production and delivery	1,076	1,857	2,933	813		1,301	2,114	2,349		615	320	4,993	2,640		(5,585)		10,379	—		3		10,382
Depreciation, depletion and amortization	122	238	360	139		148	287	212		176	59	9	42		27		1,172	—		7		1,179
Selling, general and administrative expenses	2	2	4	3		3	6	121		6	—	—	19		18		174	—		257		431
Mining exploration and research expenses	1	—	1	—		—	—	—		—	—	—	—		272		273	—		12		285
Environmental obligations and shutdown costs	(11)	(5)	(16)	—		—	—	—		—	—	—	—		(3)		(19)	—		(3)		(22)
Gain on insurance settlement	—	—	—	—		—	—	(59)		—	—	—	—		—		(59)	—		—		(59)
Operating income (loss)	812	1,392	2,204	1,200		1,121	2,321	1,298		562	150	14	8		(474)		6,083	—		(269)		5,814

Interest expense, net	1	—	1	7		—	7	5		1	—	—	12		81		107	—		79		186
Provision for income taxes	—	—	—	228	[f]	329	557	497		112	—	—	—		—		1,166	—		344		1,510
Capital expenditures	266	559	825	558		373	931	843		539	245	6	16		69		3,474	—		20		3,494

a.	Includes PT Freeport Indonesia's sales to PT Smelting totaling $1.7 billion in 2013 and $2.1 billion in 2012.

b.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.

c.
Includes net charges of $312 million for unrealized losses on oil and gas derivative contracts that were assumed in connection with FCX's acquisition of PXP. For further discussion, refer to the supplemental schedule, "Derivative Instruments" on page IX.

d.	Includes $50 million for shutdown costs associated with Atlantic Copper's scheduled 67-day maintenance turnaround, which was completed in fourth-quarter 2013.

e.	Includes a credit of $199 million related to net reductions in FCX's deferred tax liabilities and deferred tax asset valuation allowances resulting from FCX's oil and gas acquisitions.

f.	Includes a credit of $234 million for the reversal of a net deferred tax liability. For further discussion refer to the supplemental schedule, "Provision for Income Taxes" on page VIII.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

Mining Product Revenues and Unit Net Cash Costs. Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX's management and Board of Directors to monitor mining operations. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as separate line items. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs consist of items such as stock-based compensation costs, start-up costs, write-offs of equipment and/or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

Oil & Gas Product Revenues and Cash Production Costs per Unit. Realized revenues and cash production costs per unit are measures intended to provide investors with information about the cash operating margin of FCX's oil and gas operations expressed on a basis relating to each product sold. FCX uses this measure for the same purpose and for monitoring operating performance by its oil and gas operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX shows revenue adjustments from derivative instruments as separate line items. Because these adjustments do not result from oil and gas sales, these gains and losses have been reflected separately from revenues on current period sales. Additionally, accretion and other costs are removed from production and delivery costs in the calculation of cash production costs per BOE. The following schedules include calculations of oil and gas product revenues and cash production costs together with a reconciliation to amounts reported in FCX's consolidated financial statements.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2013
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,098		$1,098	$69	$26	$1,193

Site production and delivery, before net noncash
and other costs shown below	627		613	22	18	653
By-product credits	(69)		—	—	—	—
Treatment charges	44		43	—	1	44
Net cash costs	602		656	22	19	697
Depreciation, depletion and amortization	88		86	1	1	88
Noncash and other costs, net	114	[c]	113	—	1	114
Total costs	804		855	23	21	899
Revenue adjustments, primarily for pricing
on prior period open sales	(1)		(1)	—	—	(1)
Gross profit	$293		$242	$46	$5	$293

Copper sales (millions of recoverable pounds)	332		332
Molybdenum sales (millions of recoverable pounds)[a]				6

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.31		$3.31	$9.92

Site production and delivery, before net noncash
and other costs shown below	1.89		1.85	3.06
By-product credits	(0.20)		—	—
Treatment charges	0.13		0.13	—
Unit net cash costs	1.82		1.98	3.06
Depreciation, depletion and amortization	0.27		0.26	0.11
Noncash and other costs, net	0.34	[c]	0.34	0.07
Total unit costs	2.43		2.58	3.24
Revenue adjustments, primarily for pricing
on prior period open sales	—		—	—
Gross profit per pound	$0.88		$0.73	$6.68

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$1,193		$653	$88
Treatment charges	—		44	—
Net noncash and other costs	—		114	—
Revenue adjustments, primarily for pricing
on prior period open sales	(1)		—	—
Eliminations and other	(4)		(4)	2
North America copper mines	1,188		807	90
Other mining & eliminations[d]	3,592		1,827	294
Total mining	4,780		2,634	384
U.S. oil & gas operations	1,104		305	632
Corporate, other & eliminations	1		(3)	3
As reported in FCX's consolidated financial statements	$5,885		$2,936	$1,019

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Includes $76 million ($0.23 per pound) associated with updated mine plans at Morenci that resulted in a loss in recoverable copper in leach stockpiles.

d. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XI.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2012
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,160	$1,160	$106	$28	$1,294

Site production and delivery, before net noncash
and other costs shown below	640	575	63	23	661
By-product credits	(113)	—	—	—	—
Treatment charges	41	32	—	9	41
Net cash costs	568	607	63	32	702
Depreciation, depletion and amortization	84	77	6	1	84
Noncash and other costs, net	40	38	1	1	40
Total costs	692	722	70	34	826
Revenue adjustments, primarily for pricing
on prior period open sales	(9)	(9)	—	—	(9)
Gross profit (loss)	$459	$429	$36	$(6)	$459

Copper sales (millions of recoverable pounds)	320	320
Molybdenum sales (millions of recoverable pounds)[a]			9

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.63	$3.63	$11.38

Site production and delivery, before net noncash
and other costs shown below	2.00	1.80	6.77
By-product credits	(0.35)	—	—
Treatment charges	0.13	0.10	—
Unit net cash costs	1.78	1.90	6.77
Depreciation, depletion and amortization	0.26	0.24	0.57
Noncash and other costs, net	0.12	0.12	0.13
Total unit costs	2.16	2.26	7.47
Revenue adjustments, primarily for pricing
on prior period open sales	(0.03)	(0.03)	—
Gross profit per pound	$1.44	$1.34	$3.91

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,294	$661	$84
Treatment charges	—	41	—
Net noncash and other costs	—	40	—
Revenue adjustments, primarily for pricing
on prior period open sales	(9)	—	—
Eliminations and other	4	1	2
North America copper mines	1,289	743	86
Other mining & eliminations[c]	3,222	1,996	236
Total mining	4,511	2,739	322
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	2	1	1
As reported in FCX's consolidated financial statements	$4,513	$2,740	$323

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XI.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2013
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,752		$4,752	$349	$106	$5,207

Site production and delivery, before net noncash
and other costs shown below	2,828		2,744	123	74	2,941
By-product credits	(342)		—	—	—	—
Treatment charges	155		151	—	4	155
Net cash costs	2,641		2,895	123	78	3,096
Depreciation, depletion and amortization	391		378	7	6	391
Noncash and other costs, net	202	[c]	200	1	1	202
Total costs	3,234		3,473	131	85	3,689
Revenue adjustments, primarily for pricing
on prior period open sales	(4)		(4)	—	—	(4)
Gross profit	$1,514		$1,275	$218	$21	$1,514

Copper sales (millions of recoverable pounds)	1,416		1,416
Molybdenum sales (millions of recoverable pounds)[a]				32

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.36		$3.36	$10.79

Site production and delivery, before net noncash
and other costs shown below	2.00		1.94	3.79
By-product credits	(0.24)		—	—
Treatment charges	0.11		0.11	—
Unit net cash costs	1.87		2.05	3.79
Depreciation, depletion and amortization	0.28		0.27	0.22
Noncash and other costs, net	0.14	[c]	0.14	0.04
Total unit costs	2.29		2.46	4.05
Revenue adjustments, primarily for pricing
on prior period open sales	—		—	—
Gross profit per pound	$1.07		$0.90	$6.74

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$5,207		$2,941	$391
Treatment charges	—		155	—
Net noncash and other costs	—		202	—
Revenue adjustments, primarily for pricing
on prior period open sales	(4)		—	—
Eliminations and other	(20)		(32)	11
North America copper mines	5,183		3,266	402
Other mining & eliminations[d]	13,118		7,885	1,020
Total mining	18,301		11,151	1,422
U.S. oil & gas operations	2,616		682	1,364
Corporate, other & eliminations	4		7	11
As reported in FCX's consolidated financial statements	$20,921		$11,840	$2,797

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Includes $76 million ($0.05 per pound) associated with updated mine plans at Morenci that resulted in a loss in recoverable copper in leach stockpiles.

d. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XII.

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2012
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,908	$4,908	$468	$91	$5,467

Site production and delivery, before net noncash
and other costs shown below	2,572	2,357	227	60	2,644
By-product credits	(487)	—	—	—	—
Treatment charges	161	147	—	14	161
Net cash costs	2,246	2,504	227	74	2,805
Depreciation, depletion and amortization	346	323	18	5	346
Noncash and other costs, net	138	134	3	1	138
Total costs	2,730	2,961	248	80	3,289
Revenue adjustments, primarily for pricing
on prior period open sales	4	4	—	—	4
Gross profit	$2,182	$1,951	$220	$11	$2,182

Copper sales (millions of recoverable pounds)	1,347	1,347
Molybdenum sales (millions of recoverable pounds)[a]			36

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.64	$3.64	$13.00

Site production and delivery, before net noncash
and other costs shown below	1.91	1.75	6.32
By-product credits	(0.36)	—	—
Treatment charges	0.12	0.11	—
Unit net cash costs	1.67	1.86	6.32
Depreciation, depletion and amortization	0.26	0.24	0.48
Noncash and other costs, net	0.10	0.10	0.09
Total unit costs	2.03	2.20	6.89
Revenue adjustments, primarily for pricing
on prior period open sales	0.01	0.01	—
Gross profit per pound	$1.62	$1.45	$6.11

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$5,467	$2,644	$346
Treatment charges	—	161	—
Net noncash and other costs	—	138	—
Revenue adjustments, primarily for pricing
on prior period open sales	4	—	—
Eliminations and other	15	(10)	14
North America copper mines	5,486	2,933	360
Other mining & eliminations[c]	12,517	7,446	812
Total mining	18,003	10,379	1,172
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	7	3	7
As reported in FCX's consolidated financial statements	$18,010	$10,382	$1,179

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XII.

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2013
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Other		Total
Revenues, excluding adjustments	$1,333		$1,333	$129	[a]	$1,462

Site production and delivery, before net noncash
and other costs shown below	570	[b]	525	52		577
By-product credits	(122)		—	—		—
Treatment charges	75		75	—		75
Net cash costs	523		600	52		652
Depreciation, depletion and amortization	104		96	8		104
Noncash and other costs, net	11		33	(22)		11
Total costs	638		729	38		767
Revenue adjustments, primarily for pricing
on prior period open sales	(8)		(8)	—		(8)
Gross profit	$687		$596	$91		$687

Copper sales (millions of recoverable pounds)	402		402

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.32		$3.32

Site production and delivery, before net noncash
and other costs shown below	1.42	[b]	1.31
By-product credits	(0.30)		—
Treatment charges	0.18		0.18
Unit net cash costs	1.30		1.49
Depreciation, depletion and amortization	0.26		0.24
Noncash and other costs, net	0.03		0.09
Total unit costs	1.59		1.82
Revenue adjustments, primarily for pricing
on prior period open sales	(0.02)		(0.02)
Gross profit per pound	$1.71		$1.48

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$1,462		$577	$104
Treatment charges	(75)		—	—
Net noncash and other costs	—		11	—
Revenue adjustments, primarily for pricing
on prior period open sales	(8)		—	—
Eliminations and other	2		(4)	—
South America mining	1,381		584	104
Other mining & eliminations[c]	3,399		2,050	280
Total mining	4,780		2,634	384
U.S. oil & gas operations	1,104		305	632
Corporate, other & eliminations	1		(3)	3
As reported in FCX's consolidated financial statements	$5,885		$2,936	$1,019

a. Includes gold sales of 34 thousand ounces ($1,238 per ounce average realized price) and silver sales of 1.5 million ounces ($20.73 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Includes $36 million ($0.09 per pound) associated with labor agreement costs at Cerro Verde.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XI.

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2012
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Other		Total
Revenues, excluding adjustments	$1,260		$1,260	$107	[a]	$1,367

Site production and delivery, before net noncash
and other costs shown below	585	[b]	540	51		591
By-product credits	(101)		—	—		—
Treatment charges	54		54	—		54
Net cash costs	538		594	51		645
Depreciation, depletion and amortization	79		75	4		79
Noncash and other costs, net	47		35	12		47
Total costs	664		704	67		771
Revenue adjustments, primarily for pricing
on prior period open sales	(45)		(45)	—		(45)
Gross profit	$551		$511	$40		$551

Copper sales (millions of recoverable pounds)	350		350

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.60		$3.60

Site production and delivery, before net noncash
and other costs shown below	1.67	[b]	1.54
By-product credits	(0.29)		—
Treatment charges	0.16		0.16
Unit net cash costs	1.54		1.70
Depreciation, depletion and amortization	0.23		0.21
Noncash and other costs, net	0.13		0.10
Total unit costs	1.90		2.01
Revenue adjustments, primarily for pricing
on prior period open sales	(0.13)		(0.13)
Gross profit per pound	$1.57		$1.46

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$1,367		$591	$79
Treatment charges	(54)		—	—
Net noncash and other costs	—		47	—
Revenue adjustments, primarily for pricing
on prior period open sales	(45)		—	—
Eliminations and other	(2)		(7)	—
South America mining	1,266		631	79
Other mining & eliminations[c]	3,245		2,108	243
Total mining	4,511		2,739	322
U.S. oil & gas operations	—		—	—
Corporate, other & eliminations	2		1	1
As reported in FCX's consolidated financial statements	$4,513		$2,740	$323

a. Includes gold sales of 26 thousand ounces ($1,686 per ounce average realized price) and silver sales of 1.0 million ounces ($33.65 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Includes $16 million ($0.04 per pound) associated with labor agreement costs at Candelaria.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XI.

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2013
		By-Product		Co-Product Method
(In Millions)		Method		Copper	Other		Total
Revenues, excluding adjustments		$4,366		$4,366	$374	[a]	$4,740

Site production and delivery, before net noncash
and other costs shown below		2,023	[b]	1,875	170		2,045
By-product credits		(352)		—	—		—
Treatment charges		226		226	—		226
Net cash costs		1,897		2,101	170		2,271
Depreciation, depletion and amortization		346		323	23		346
Noncash and other costs, net		49		44	5		49
Total costs		2,292		2,468	198		2,666
Revenue adjustments, primarily for pricing
on prior period open sales		(28)		(28)	—		(28)
Gross profit		$2,046		$1,870	$176		$2,046

Copper sales (millions of recoverable pounds)		1,325		1,325

Gross profit per pound of copper:

Revenues, excluding adjustments		$3.30		$3.30

Site production and delivery, before net noncash
and other costs shown below		1.53	[b]	1.42
By-product credits		(0.27)		—
Treatment charges		0.17		0.17
Unit net cash costs		1.43		1.59
Depreciation, depletion and amortization		0.26		0.24
Noncash and other costs, net		0.04		0.03
Total unit costs		1.73		1.86
Revenue adjustments, primarily for pricing
on prior period open sales		(0.03)		(0.03)
Gross profit per pound		$1.54		$1.41

Reconciliation to Amounts Reported					Depreciation,
				Production	Depletion and
(In Millions)		Revenues		and Delivery	Amortization
Totals presented above		$4,740		$2,045	$346
Treatment charges		(226)		—	—
Net noncash and other costs		—		49	—
Revenue adjustments, primarily for pricing
on prior period open sales		(28)		—	—
Eliminations and other		(1)		(25)	—
South America mining		4,485		2,069	346
Other mining & eliminations[c]	—	13,816		9,082	1,076
Total mining	—	18,301		11,151	1,422
U.S. oil & gas operations	—	2,616		682	1,364
Corporate, other & eliminations	—	4		7	11
As reported in FCX's consolidated financial statements		$20,921		$11,840	$2,797

a. Includes gold sales of 102 thousand ounces ($1,350 per ounce average realized price) and silver sales of 4.1 million ounces ($21.88 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Includes $36 million ($0.03 per pound) associated with labor agreement costs at Cerro Verde.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XII.

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2012
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Other		Total
Revenues, excluding adjustments	$4,462		$4,462	$355	[a]	$4,817

Site production and delivery, before net noncash
and other costs shown below	1,995	[b]	1,846	173		2,019
By-product credits	(331)		—	—		—
Treatment charges	202		202	—		202
Net cash costs	1,866		2,048	173		2,221
Depreciation, depletion and amortization	287		272	15		287
Noncash and other costs, net	110		75	35		110
Total costs	2,263		2,395	223		2,618
Revenue adjustments, primarily for pricing
on prior period open sales	106		106	—		106
Gross profit	$2,305		$2,173	$132		$2,305

Copper sales (millions of recoverable pounds)	1,245		1,245

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.58		$3.58

Site production and delivery, before net noncash
and other costs shown below	1.60	[b]	1.49
By-product credits	(0.26)		—
Treatment charges	0.16		0.16
Unit net cash costs	1.50		1.65
Depreciation, depletion and amortization	0.23		0.22
Noncash and other costs, net	0.09		0.06
Total unit costs	1.82		1.93
Revenue adjustments, primarily for pricing
on prior period open sales	0.09		0.09
Gross profit per pound	$1.85		$1.74

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$4,817		$2,019	$287
Treatment charges	(202)		—	—
Net noncash and other costs	—		110	—
Revenue adjustments, primarily for pricing
on prior period open sales	106		—	—
Eliminations and other	7		(15)	—
South America mining	4,728		2,114	287
Other mining & eliminations[c]	13,275		8,265	885
Total mining	18,003		10,379	1,172
U.S. oil & gas operations	—		—	—
Corporate, other & eliminations	7		3	7
As reported in FCX's consolidated financial statements	$18,010		$10,382	$1,179

a. Includes gold sales of 82 thousand ounces ($1,673 per ounce average realized price) and silver sales of 3.2 million ounces ($30.33 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Includes $16 million ($0.01 per pound) associated with labor agreement costs at Candelaria.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XII.

XXI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver		Total
Revenues, excluding adjustments	$973	$973	$580	$21	[a]	$1,574

Site production and delivery, before net noncash
and other costs shown below	551	341	203	7		551
Gold and silver credits	(594)	—	—	—		—
Treatment charges	70	43	26	1		70
Royalty on metals	35	22	13	—		35
Net cash costs	62	406	242	8		656
Depreciation and amortization	74	46	27	1		74
Noncash and other credits, net	(6)	(4)	(2)	—		(6)
Total costs	130	448	267	9		724
Revenue adjustments, primarily for pricing on
prior period open sales	(8)	(8)	(6)	(1)		(15)
PT Smelting intercompany loss	(21)	(13)	(8)	—		(21)
Gross profit	$814	$504	$299	$11		$814

Copper sales (millions of recoverable pounds)	292	292
Gold sales (thousands of recoverable ounces)			476

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.33	$3.33	$1,219

Site production and delivery, before net noncash
and other costs shown below	1.89	1.17	427
Gold and silver credits	(2.04)	—	—
Treatment charges	0.24	0.15	54
Royalty on metals	0.12	0.07	27
Unit net cash costs	0.21	1.39	508
Depreciation and amortization	0.25	0.15	57
Noncash and other credits, net	(0.02)	(0.01)	(4)
Total unit costs	0.44	1.53	561
Revenue adjustments, primarily for pricing on
prior period open sales	(0.03)	(0.03)	(13)
PT Smelting intercompany loss	(0.07)	(0.04)	(16)
Gross profit per pound/ounce	$2.79	$1.73	$629

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,574	$551	$74
Treatment charges	(70)	—	—
Royalty on metals	(35)	—	—
Net noncash and other credits, net	—	(6)	—
Revenue adjustments, primarily for pricing on
prior period open sales	(15)	—	—
PT Smelting intercompany loss	—	21	—
Indonesia mining	1,454	566	74
Other mining & eliminations[b]	3,326	2,068	310
Total mining	4,780	2,634	384
U.S. oil & gas operations	1,104	305	632
Corporate, other & eliminations	1	(3)	3
As reported in FCX's consolidated financial statements	$5,885	$2,936	$1,019

a. Includes silver sales of 1.1 million ounces ($19.49 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XI.

XXII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2012
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver		Total
Revenues, excluding adjustments	$732	$732	$376	$21	[a]	$1,129

Site production and delivery, before net noncash
and other costs shown below	592	384	197	11		592
Gold and silver credits	(392)	—	—	—		—
Treatment charges	44	29	14	1		44
Royalty on metals	26	17	9	—		26
Net cash costs	270	430	220	12		662
Depreciation and amortization	59	38	20	1		59
Noncash and other costs, net	43	28	14	1		43
Total costs	372	496	254	14		764
Revenue adjustments, primarily for pricing on
prior period open sales	(30)	(30)	(4)	(1)		(35)
PT Smelting intercompany loss	(10)	(7)	(3)	—		(10)
Gross profit	$320	$199	$115	$6		$320

Copper sales (millions of recoverable pounds)	204	204
Gold sales (thousands of recoverable ounces)			224

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.59	$3.59	$1,680

Site production and delivery, before net noncash
and other costs shown below	2.91	1.89	882
Gold and silver credits	(1.93)	—	—
Treatment charges	0.22	0.14	66
Royalty on metals	0.13	0.08	38
Unit net cash costs	1.33	2.11	986
Depreciation and amortization	0.29	0.19	89
Noncash and other costs, net	0.21	0.14	63
Total unit costs	1.83	2.44	1,138
Revenue adjustments, primarily for pricing on
prior period open sales	(0.14)	(0.14)	(19)
PT Smelting intercompany loss	(0.05)	(0.03)	(15)
Gross profit per pound/ounce	$1.57	$0.98	$508

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,129	$592	$59
Treatment charges	(44)	—	—
Royalty on metals	(26)	—	—
Net noncash and other costs	—	43	—
Revenue adjustments, primarily for pricing on
prior period open sales	(35)	—	—
PT Smelting intercompany loss	—	10	—
Indonesia mining	1,024	645	59
Other mining & eliminations[b]	3,487	2,094	263
Total mining	4,511	2,739	322
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	2	1	1
As reported in FCX's consolidated financial statements	$4,513	$2,740	$323

a. Includes silver sales of 670 thousand ounces ($30.71 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XI.

XXIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver		Total
Revenues, excluding adjustments	$2,903	$2,903	$1,438	$61	[a]	$4,402

Site production and delivery, before net noncash
and other costs shown below	2,174	1,434	710	30		2,174
Gold and silver credits	(1,497)	—	—	—		—
Treatment charges	205	135	67	3		205
Royalty on metals	109	72	36	1		109
Net cash costs	991	1,641	813	34		2,488
Depreciation and amortization	247	163	80	4		247
Noncash and other costs, net	116	77	38	1		116
Total costs	1,354	1,881	931	39		2,851
Revenue adjustments, primarily for pricing on
prior period open sales	1	1	(2)	—		(1)
PT Smelting intercompany loss	(19)	(12)	(6)	(1)		(19)
Gross profit	$1,531	$1,011	$499	$21		$1,531

Copper sales (millions of recoverable pounds)	885	885
Gold sales (thousands of recoverable ounces)			1,096

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.28	$3.28	$1,312

Site production and delivery, before net noncash
and other costs shown below	2.46	1.62	648
Gold and silver credits	(1.69)	—	—
Treatment charges	0.23	0.15	61
Royalty on metals	0.12	0.08	33
Unit net cash costs	1.12	1.85	742
Depreciation and amortization	0.28	0.19	73
Noncash and other costs, net	0.13	0.09	35
Total unit costs	1.53	2.13	850
Revenue adjustments, primarily for pricing on
prior period open sales	—	—	(1)
PT Smelting intercompany loss	(0.02)	(0.01)	(6)
Gross profit per pound/ounce	$1.73	$1.14	$455

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$4,402	$2,174	$247
Treatment charges	(205)	—	—
Royalty on metals	(109)	—	—
Net noncash and other costs	—	116	—
Revenue adjustments, primarily for pricing on
prior period open sales	(1)	—	—
PT Smelting intercompany loss	—	19	—
Indonesia mining	4,087	2,309	247
Other mining & eliminations[b]	14,214	8,842	1,175
Total mining	18,301	11,151	1,422
U.S. oil & gas operations	2,616	682	1,364
Corporate, other & eliminations	4	7	11
As reported in FCX's consolidated financial statements	$20,921	$11,840	$2,797

a. Includes silver sales of 2.9 million ounces ($21.32 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XII.

XXIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2012
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver		Total
Revenues, excluding adjustments	$2,564	$2,564	$1,522	$64	[a]	$4,150

Site production and delivery, before net noncash
and other costs shown below	2,230	1,378	818	34		2,230
Gold and silver credits	(1,589)	—	—	—		—
Treatment charges	152	94	56	2		152
Royalty on metals	93	58	34	1		93
Net cash costs	886	1,530	908	37		2,475
Depreciation and amortization	212	131	78	3		212
Noncash and other costs, net	82	50	30	2		82
Total costs	1,180	1,711	1,016	42		2,769
Revenue adjustments, primarily for pricing on
prior period open sales	13	13	3	—		16
PT Smelting intercompany loss	(37)	(23)	(13)	(1)		(37)
Gross profit	$1,360	$843	$496	$21		$1,360

Copper sales (millions of recoverable pounds)	716	716
Gold sales (thousands of recoverable ounces)			915

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.58	$3.58	$1,664

Site production and delivery, before net noncash
and other costs shown below	3.12	1.93	894
Gold and silver credits	(2.22)	—	—
Treatment charges	0.21	0.13	61
Royalty on metals	0.13	0.08	38
Unit net cash costs	1.24	2.14	993
Depreciation and amortization	0.30	0.18	85
Noncash and other costs, net	0.11	0.07	33
Total unit costs	1.65	2.39	1,111
Revenue adjustments, primarily for pricing on
prior period open sales	0.02	0.02	3
PT Smelting intercompany loss	(0.05)	(0.03)	(15)
Gross profit per pound/ounce	$1.90	$1.18	$541

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$4,150	$2,230	$212
Treatment charges	(152)	—	—
Royalty on metals	(93)	—	—
Net noncash and other costs	—	82	—
Revenue adjustments, primarily for pricing on
prior period open sales	16	—	—
PT Smelting intercompany loss	—	37	—
Indonesia mining	3,921	2,349	212
Other mining & eliminations[b]	14,082	8,030	960
Total mining	18,003	10,379	1,172
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	7	3	7
As reported in FCX's consolidated financial statements	$18,010	$10,382	$1,179

a. Includes silver sales of 2.1 million ounces ($30.70 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XII.

XXV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$358	$358	$66	$424

Site production and delivery, before net noncash
and other costs shown below	161	150	35	185
Cobalt credits[b]	(41)	—	—	—
Royalty on metals	7	6	1	7
Net cash costs	127	156	36	192
Depreciation, depletion and amortization	67	58	9	67
Noncash and other costs, net	9	8	1	9
Total costs	203	222	46	268
Revenue adjustments, primarily for pricing
on prior period open sales	(2)	(2)	(1)	(3)
Gross profit	$153	$134	$19	$153

Copper sales (millions of recoverable pounds)	112	112
Cobalt sales (millions of contained pounds)			8

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.19	$3.19	$8.02

Site production and delivery, before net noncash
and other costs shown below	1.43	1.33	4.26
Cobalt credits[b]	(0.36)	—	—
Royalty on metals	0.07	0.06	0.13
Unit net cash costs	1.14	1.39	4.39
Depreciation, depletion and amortization	0.59	0.51	1.07
Noncash and other costs, net	0.09	0.08	0.15
Total unit costs	1.82	1.98	5.61
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)	(0.16)
Gross profit per pound	$1.36	$1.20	$2.25

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$424	$185	$67
Royalty on metals	(7)	—	—
Net noncash and other costs	—	9	—
Revenue adjustments, primarily for pricing
on prior period open sales	(3)	—	—
Africa mining	414	194	67
Other mining & eliminations[c]	4,366	2,440	317
Total mining	4,780	2,634	384
U.S. oil & gas operations	1,104	305	632
Corporate, other & eliminations	1	(3)	3
As reported in FCX's consolidated financial statements	$5,885	$2,936	$1,019

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XI

XXVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2012
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$339	$339	$42	$381

Site production and delivery, before net noncash
and other costs shown below	134	125	26	151
Cobalt credits[b]	(20)	—	—	—
Royalty on metals	6	6	—	6
Net cash costs	120	131	26	157
Depreciation, depletion and amortization	62	58	4	62
Noncash and other costs, net	8	7	1	8
Total costs	190	196	31	227
Revenue adjustments, primarily for pricing
on prior period open sales	(5)	(5)	(5)	(10)
Gross profit	$144	$138	$6	$144

Copper sales (millions of recoverable pounds)	97	97
Cobalt sales (millions of contained pounds)			6

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.50	$3.50	$6.95

Site production and delivery, before net noncash
and other costs shown below	1.38	1.29	4.27
Cobalt credits[b]	(0.21)	—	—
Royalty on metals	0.07	0.06	0.10
Unit net cash costs	1.24	1.35	4.37
Depreciation, depletion and amortization	0.63	0.59	0.61
Noncash and other costs, net	0.08	0.08	0.08
Total unit costs	1.95	2.02	5.06
Revenue adjustments, primarily for pricing
on prior period open sales	(0.06)	(0.06)	(0.76)
Gross profit per pound	$1.49	$1.42	$1.13

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$381	$151	$62
Royalty on metals	(6)	—	—
Net noncash and other costs	—	8	—
Revenue adjustments, primarily for pricing
on prior period open sales	(10)	—	—
Africa mining	365	159	62
Other mining & eliminations[c]	4,146	2,580	260
Total mining	4,511	2,739	322
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	2	1	1
As reported in FCX's consolidated financial statements	$4,513	$2,740	$323

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XI

XXVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$1,457	$1,457	$205	$1,662

Site production and delivery, before net noncash
and other costs shown below	649	614	111	725
Cobalt credits[b]	(131)	—	—	—
Royalty on metals	29	26	3	29
Net cash costs	547	640	114	754
Depreciation, depletion and amortization	246	220	26	246
Noncash and other costs, net	29	26	3	29
Total costs	822	886	143	1,029
Revenue adjustments, primarily for pricing
on prior period open sales	2	2	2	4
Gross profit	$637	$573	$64	$637

Copper sales (millions of recoverable pounds)	454	454
Cobalt sales (millions of contained pounds)			25

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.21	$3.21	$8.02

Site production and delivery, before net noncash
and other costs shown below	1.43	1.35	4.35
Cobalt credits[b]	(0.29)	—	—
Royalty on metals	0.07	0.06	0.14
Unit net cash costs	1.21	1.41	4.49
Depreciation, depletion and amortization	0.54	0.48	1.00
Noncash and other costs, net	0.06	0.06	0.11
Total unit costs	1.81	1.95	5.60
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	0.09
Gross profit per pound	$1.40	$1.26	$2.51

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,662	$725	$246
Royalty on metals	(29)	—	—
Net noncash and other costs	—	29	—
Revenue adjustments, primarily for pricing
on prior period open sales	4	—	—
Africa mining	1,637	754	246
Other mining & eliminations[c]	16,664	10,397	1,176
Total mining	18,301	11,151	1,422
U.S. oil & gas operations	2,616	682	1,364
Corporate, other & eliminations	4	7	11
As reported in FCX's consolidated financial statements	$20,921	$11,840	$2,797

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XII.

XXVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2012
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$1,179	$1,179	$194	$1,373

Site production and delivery, before net noncash
and other costs shown below	501	465	121	586
Cobalt credits[b]	(112)	—	—	—
Royalty on metals	25	22	3	25
Net cash costs	414	487	124	611
Depreciation, depletion and amortization	176	160	16	176
Noncash and other costs, net	29	26	3	29
Total costs	619	673	143	816
Revenue adjustments, primarily for pricing
on prior period open sales	8	8	3	11
Gross profit	$568	$514	$54	$568

Copper sales (millions of recoverable pounds)	336	336
Cobalt sales (millions of contained pounds)			25

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.51	$3.51	$7.83

Site production and delivery, before net noncash
and other costs shown below	1.49	1.39	4.86
Cobalt credits[b]	(0.33)	—	—
Royalty on metals	0.07	0.06	0.12
Unit net cash costs	1.23	1.45	4.98
Depreciation, depletion and amortization	0.52	0.47	0.67
Noncash and other costs, net	0.09	0.08	0.11
Total unit costs	1.84	2.00	5.76
Revenue adjustments, primarily for pricing
on prior period open sales	0.02	0.02	0.09
Gross profit per pound	$1.69	$1.53	$2.16

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,373	$586	$176
Royalty on metals	(25)	—	—
Net noncash and other costs	—	29	—
Revenue adjustments, primarily for pricing
on prior period open sales	11	—	—
Africa mining	1,359	615	176
Other mining & eliminations[c]	16,644	9,764	996
Total mining	18,003	10,379	1,172
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	7	3	7
As reported in FCX's consolidated financial statements	$18,010	$10,382	$1,179

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, "Business Segments" on page XII.
XXIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues and Production Costs and Unit Net Cash Costs

		Three Months Ended December 31,
(In Millions)		2013[a]	2012[a]

Revenues, excluding adjustments[b]		$123	$101

Site production and delivery, before net noncash and other costs shown below		74	51
Treatment charges and other		9	7
Net cash costs		83	58
Depreciation, depletion and amortization		20	8
Noncash and other costs, net		3	3
Total costs		106	69
Gross profit		$17	$32

Molybdenum sales (millions of recoverable pounds)[b]		12	8

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[b]		$10.89	$13.11

Site production and delivery, before net noncash and other costs shown below		6.51	6.65
Treatment charges and other		0.85	0.88
Unit net cash costs		7.36	7.53
Depreciation, depletion and amortization		1.76	1.02
Noncash and other costs, net		0.30	0.34
Total unit costs		9.42	8.89
Gross profit per pound		$1.47	$4.22

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Three Months Ended December 31, 2013	Revenues	and Delivery	Amortization
Totals presented above	$123	$74	$20
Treatment charges and other	(9)	—	—
Net noncash and other costs	—	3	—
Molybdenum mines	114	77	20
Other mining & eliminations[c]	4,666	2,557	364
Total mining	4,780	2,634	384
U.S. oil & gas operations	1,104	305	632
Corporate, other & eliminations	1	(3)	3
As reported in FCX's consolidated financial statements	$5,885	$2,936	$1,019

Three Months Ended December 31, 2012
Totals presented above	$101	$51	$8
Treatment charges and other	(7)	—	—
Net noncash and other costs	—	3	—
Henderson mine	94	54	8
Climax mine	46	29	13
Molybdenum mines	140	83	21
Other mining & eliminations[c]	4,371	2,656	301
Total mining	4,511	2,739	322
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	2	1	1
As reported in FCX's consolidated financial statements	$4,513	$2,740	$323

a. Fourth-quarter 2013 includes the combined results of the Henderson and Climax mines; fourth-quarter 2012 reflects the results of only the Henderson mine as start-up activities were still underway at the Climax mine.

b. Reflects sales of the molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page XI. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.

XXX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues and Production Costs and Unit Net Cash Costs

		Years Ended December 31,
(In Millions)		2013[a]	2012[a]

Revenues, excluding adjustments[b]		$566	$484

Site production and delivery, before net noncash and other costs shown below		303	210
Treatment charges and other		44	30
Net cash costs		347	240
Depreciation, depletion and amortization		82	33
Noncash and other costs, net		14	8
Total costs		443	281
Gross profit		$123	$203

Molybdenum sales (millions of recoverable pounds)[b]		49	34

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[b]		$11.65	$14.27

Site production and delivery, before net noncash and other costs shown below		6.24	6.19
Treatment charges and other		0.91	0.88
Unit net cash costs		7.15	7.07
Depreciation, depletion and amortization		1.68	0.97
Noncash and other costs, net		0.29	0.24
Total unit costs		9.12	8.28
Gross profit per pound		$2.53	$5.99

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Year Ended December 31, 2013	Revenues	and Delivery	Amortization
Totals presented above	$566	$303	$82
Treatment charges and other	(44)	—	—
Net noncash and other costs	—	14	—
Molybdenum mines	522	317	82
Other mining & eliminations[c]	17,779	10,834	1,340
Total mining	18,301	11,151	1,422
U.S. oil & gas operations	2,616	682	1,364
Corporate, other & eliminations	4	7	11
As reported in FCX's consolidated financial statements	$20,921	$11,840	$2,797

Year Ended December 31, 2012
Totals presented above	$484	$210	$33
Treatment charges and other	(30)	—	—
Net noncash and other costs	—	8	—
Henderson mine	454	218	33
Climax mine	75	102	26
Molybdenum	529	320	59
Other mining & eliminations[c]	17,474	10,059	1,113
Total mining	18,003	10,379	1,172
U.S. oil & gas operations	—	—	—
Corporate, other & eliminations	7	3	7
As reported in FCX's consolidated financial statements	$18,010	$10,382	$1,179

a. The 2013 period includes the combined results of the Henderson and Climax mines; the 2012 period reflects the results of only the Henderson mine as start-up activities were still underway at the Climax mine.

b. Reflects sales of the molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page XII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.

XXXI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues and Cash Production Costs and Realizations

Three Months Ended December 31, 2013
			Natural
		Natural	Gas Liquids	Total
(In Millions)	Oil	Gas	(NGLs)	Oil & Gas
Oil and gas revenues before derivatives	$1,105	$86	$42	$1,233	[a]
Realized (losses) gains on derivative contracts	(18)	7	—	(11)
Realized revenues	$1,087	$93	$42	1,222
Less: cash production costs				293
Cash operating margin				929
Less: depreciation, depletion and amortization				632
Less: accretion and other costs				12
Plus: unrealized losses on derivative contracts				(118)
Plus: other net adjustments				—
Gross profit				$167

Oil (MMBbls)	11.7
Gas (Bcf)		22.9
NGLs (MMBbls)			1.1
Oil Equivalents (MMBOE)				16.6	[a]

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMbtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$94.23	$3.77	$40.08	$74.27	[a]
Realized (losses) gains on derivative contracts	(1.55)	0.29	—	(0.69)
Realized revenues	$92.68	$4.06	$40.08	73.58
Less: cash production costs				17.63	[a]
Cash operating margin				55.95
Less: depreciation, depletion and amortization				38.06
Less: accretion and other costs				0.78
Plus: unrealized losses on derivative contracts				(7.12)
Plus: other net adjustments				0.04
Gross profit				$10.03

Reconciliation to Amounts Reported
(In Millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Revenues, before derivative contracts	$1,233	$—	$—
Realized losses on derivative contracts	(11)	—	—
Unrealized losses on derivative contracts	(118)	—	—
Cash production costs	—	293	—
Accretion and other costs	—	12	—
Depreciation, depletion and amortization	—	—	632
Other net adjustments	—	—	—
U.S. oil & gas operations	1,104	305	632
Total mining[b]	4,780	2,634	384
Corporate, other & eliminations	1	(3)	3
As reported in FCX's consolidated financial statements	$5,885	$2,936	$1,019

a. Following is a summary of average realized price and cash production costs per BOE by region. Derivative contracts for FCX's oil and gas operations are managed on a consolidated basis; accordingly, average realized price per BOE by region does not reflect adjustments for derivative contracts. Additionally, cash production costs exclude accretion and other costs.

	MMBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
Gulf of Mexico	6.7	$539	$80.67	$93		$13.84
Eagle Ford	4.4	333	75.05	51		11.42
California	3.6	318	88.96	124		34.87
Haynesville/Madden/Other	1.9	43	22.41	25		12.98
	16.6	$1,233	74.27	$293		17.63

b. Represents the combined total for all mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page XI.

XXXII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues and Cash Production Costs and Realizations

Seven months from June 1, 2013, to December 31, 2013
			Natural
		Natural	Gas Liquids	Total
(In Millions)	Oil	Gas	(NGLs)	Oil & Gas
Oil and gas revenues before derivatives	$2,655	$202	$92	$2,949	[a]
Realized (losses) gains on derivative contracts	(36)	14	—	(22)
Realized revenues	$2,619	$216	$92	2,927
Less: cash production costs				653
Cash operating margin				2,274
Less: depreciation, depletion and amortization				1,364
Less: accretion and other costs				29
Plus: unrealized losses on derivative contracts				(312)
Plus: other net adjustments				1
Gross profit				$570

Oil (MMBbls)	26.6
Gas (Bcf)		54.2
NGLs (MMBbls)			2.4
Oil Equivalents (MMBOE)				38.1	[a]

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMbtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$99.67	$3.73	$38.20	$77.45	[a]
Realized (losses) gains on derivative contracts	(1.35)	0.26	—	(0.58)
Realized revenues	$98.32	$3.99	$38.20	76.87
Less: cash production costs				17.14	[a]
Cash operating margin				59.73
Less: depreciation, depletion and amortization				35.81
Less: accretion and other costs				0.79
Plus: unrealized losses on derivative contracts				(8.20)
Plus: other net adjustments				0.04
Gross profit				$14.97

Reconciliation to Amounts Reported
(In Millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Revenues, before derivative contracts	$2,949	$—	$—
Realized losses on derivative contracts	(22)	—	—
Unrealized losses on derivative contracts	(312)	—	—
Cash production costs	—	653	—
Accretion and other costs	—	29	—
Depreciation, depletion and amortization	—	—	1,364
Other net adjustments	1	—	—
U.S. oil & gas operations	2,616	682	1,364
Total mining[b]	18,301	11,151	1,422
Corporate, other & eliminations	4	7	11
As reported in FCX's consolidated financial statements	$20,921	$11,840	$2,797

a. Following is a summary of average realized price and cash production costs per BOE by region. Derivative contracts for FCX's oil and gas operations are managed on a consolidated basis; accordingly, average realized price per BOE by region does not reflect adjustments for derivative contracts. Additionally, cash production costs exclude accretion and other costs.

	MMBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
Gulf of Mexico	15.3	$1,284	$84.00	$213		$13.94
Eagle Ford	9.9	783	78.87	119		11.97
California	8.3	779	93.95	268		32.33
Haynesville/Madden/Other	4.6	103	22.47	53		11.46
	38.1	$2,949	77.45	$653		17.14

b. Represents the combined total for all mining operations and the related eliminations, as presented in the supplemental schedule, “Business Segments” on page XII.

XXXIII